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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
The Coca-Cola Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ATLANTA, GEORGIA

E. NEVILLE ISDELL
CHAIRMAN OF THE BOARD
                      AND
CHIEF EXECUTIVE OFFICER

March 8, 2005

Dear Shareowner:

        I would like to extend a personal invitation for you to join us at our Annual Meeting of Shareowners on Tuesday, April 19, 2005, at 10:30 a.m. at the Hotel du Pont, in Wilmington, Delaware.

        At this year's meeting, you will vote on the election of fourteen Directors, ratification of Ernst & Young LLP's appointment as independent auditors and three proposals of shareowners.

        Attached you will find a notice of meeting and proxy statement that contains further information about these items and the meeting itself, including:

  •
  how to obtain an admission card, if you plan to attend, and

  •
  different methods you can use to vote your proxy, including the telephone and Internet.

        If you are unable to attend the meeting in person, you may view the meeting on the web. Instructions on how to view the live webcast are set forth in the accompanying proxy statement. You cannot record your vote on this website.

        Your vote is important to us and to our business. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares will be represented and voted at the meeting even if you cannot attend.

        I hope to see you in Wilmington.

E. NEVILLE ISDELL

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

TO THE OWNERS OF COMMON STOCK
OF THE COCA-COLA COMPANY

        The Annual Meeting of Shareowners of The Coca-Cola Company (the "Company") will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, April 19, 2005, at 10:30 a.m., local time. The purposes of the meeting are:

  1.
  To elect fourteen Directors to serve until the 2006 Annual Meeting of Shareowners,

  2.
  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2005 fiscal year,

  3.
  To vote on three proposals submitted by shareowners if properly presented at the meeting, and

  4.
  To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

        The Board of Directors set February 22, 2005 as the record date for the meeting. This means that owners of record of Common Stock at the close of business on that date are entitled to:

  •
  receive this notice of the meeting, and

  •
  vote at the meeting and any adjournments or postponements of the meeting.

        We will make available a list of shareowners as of the close of business on February 22, 2005 for inspection by shareowners during normal business hours from April 8 through April 18, 2005 at the Company's principal place of business, One Coca-Cola Plaza, Atlanta, Georgia 30313. This list also will be available to shareowners at the meeting.

By Order of the Board of Directors
CAROL CROFOOT HAYES Assistant Secretary

Atlanta, Georgia
March 8, 2005

We urge each shareowner to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. See our question and answer section for information about voting by telephone or Internet, how to revoke a proxy, and how to vote shares in person.

TABLE OF CONTENTS

PROXY STATEMENT	1
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING	2
ELECTION OF DIRECTORS	6
REPORT OF THE COMPENSATION COMMITTEE	23
EXECUTIVE COMPENSATION	28
CERTAIN INVESTEE COMPANIES	45
REPORT OF THE AUDIT COMMITTEE	47
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS	49
PROPOSALS OF SHAREOWNERS	51
QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS, SHAREOWNER PROPOSALS AND COMPANY DOCUMENTS	58
OTHER INFORMATION	59
APPENDIX I — AUDIT COMMITTEE CHARTER	I-1

THE COCA-COLA COMPANY
One Coca-Cola Plaza
Atlanta, Georgia 30313

March 8, 2005

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREOWNERS
TO BE HELD APRIL 19, 2005

        Our Board of Directors (the "Board") is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2005 Annual Meeting of Shareowners of The Coca-Cola Company (the "Company"). The meeting will be held at the Hotel du Pont, Wilmington, Delaware, on April 19, 2005, at 10:30 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

        The mailing address of our principal executive offices is The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301. We are first sending the proxy materials to shareowners on March 8, 2005.

        All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to voting at the meeting.

        Only owners of record of shares of Common Stock of the Company (the "Common Stock") at the close of business on February 22, 2005, the record date, are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Common Stock held. On February 22, 2005, there were 2,410,078,480 shares of Common Stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT
THE MEETING AND VOTING

1.
What is a proxy?

        It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2005 Annual Meeting of Shareowners. These three officers are Gary P. Fayard, Geoffrey J. Kelly and Cynthia McCague.

2.
What is a proxy statement?

        It is a document that the Securities and Exchange Commission ("SEC") regulations require us to give you when we ask you to sign a proxy card designating Gary P. Fayard, Geoffrey J. Kelly and Cynthia McCague, as proxies to vote on your behalf.

3.
What is the difference between a shareowner of record and a shareowner who holds stock in street name?

        If your shares are registered in your name, you are a shareowner of record.

        If your shares are held in the name of your broker or bank, your shares are held in street name.

4.
How do I get an admission card to attend the meeting?

        If you are a shareowner of record, your admission card is attached to your proxy card. You will need to bring it with you to the meeting.

        If you own shares in street name, bring your most recent brokerage statement with you to the meeting. We can use that to verify your ownership of Common Stock and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a legal proxy (described in question 5). Please note that if you own shares in street name and you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

        You will also need to bring a photo ID to gain admission.

5.
How can I vote at the meeting if I own shares in street name?

        You will need to ask your broker or bank for a legal proxy. You will need to bring the legal proxy with you to the meeting. You will not be able to vote your shares at the meeting without a legal proxy. Please note that if you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf. If you do not receive the legal proxy in time, you can follow the procedures as described in Question 4 to gain admission to the meeting.

6.
How can I view the live webcast of the meeting?

        You can view the live webcast of the meeting by logging on to our website at www.coca-cola.com and clicking on "Investors" and then on the link to the webcast. An archived copy of the webcast also will be available until May 19, 2005.

        We have included the website address for reference only. The information contained on our website is not incorporated by reference into this proxy statement.

7.
What different methods can I use to vote?

  By Written Proxy. All shareowners can vote by written proxy card.

  By Telephone and Internet Proxy. All shareowners of record also can vote by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or through the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders may vote by telephone or through the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures are designed to authenticate shareowners' identities, to allow shareowners to vote their shares, and to confirm that their instructions have been properly recorded.

  In Person. All shareowners may vote in person at the meeting (unless they are street name holders without a legal proxy, as described in question 5).

8.
What is the record date and what does it mean?

        The record date for the 2005 Annual Meeting of Shareowners is February 22, 2005. The record date is established by the Board as required by Delaware law. Owners of record of Common Stock at the close of business on the record date are entitled to:

  (a)
  receive notice of the meeting, and

  (b)
  vote at the meeting and any adjournments or postponements of the meeting.
9.
How can I revoke a proxy?

        Shareowners can revoke a proxy prior to the completion of voting at the meeting by:

  (a)
  giving written notice to the Office of the Secretary of the Company,

  (b)
  delivering a later-dated proxy, or

  (c)
  voting in person at the meeting (unless they are street name holders without a legal proxy, as described in question 5).
10.
Are votes confidential? Who counts the votes?

        We will continue our long-standing practice of holding the votes of all shareowners in confidence from Directors, officers and employees except:

  (a)
  as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company,

  (b)
  in case of a contested proxy solicitation,

  (c)
  if a shareowner makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

  (d)
  to allow the independent inspectors of election to certify the results of the vote.

We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

11.
What are my voting choices when voting for Director nominees, and what vote is needed to elect Directors?

        In the vote on the election of fourteen Director nominees to serve until the 2006 Annual Meeting of Shareowners, shareowners may:

  (a)
  vote in favor of all nominees,

  (b)
  withhold votes as to all nominees, or

  (c)
  withhold votes as to specific nominees.

        Directors will be elected by a plurality vote.

        The Board recommends a vote FOR each of the nominees.

12.
What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as independent auditors, and what vote is needed to ratify their appointment?

        In the vote on the ratification of the appointment of Ernst & Young LLP as independent auditors, shareowners may:

  (a)
  vote in favor of the ratification,

  (b)
  vote against the ratification, or

  (c)
  abstain from voting on the ratification.

        The proposal to ratify the appointment of Ernst & Young LLP as independent auditors will require approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting.

        The Board recommends a vote FOR this proposal.

13.
What are my voting choices when voting on each shareowner proposal properly presented at the meeting, and what vote is needed to approve any of the shareowner proposals?

        A separate vote will be held on each of the three shareowner proposals that is properly presented at the meeting. In voting on each of the proposals, shareowners may:

  (a)
  vote in favor of the proposal,

  (b)
  vote against the proposal, or

  (c)
  abstain from voting on the proposal.

        In order to be approved, each shareowner proposal will require approval by a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the meeting.

        The Board recommends a vote AGAINST each of the three shareowner proposals.

14.
What if I do not specify a choice for a matter when returning a proxy?

        Shareowners should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies which are signed and returned will be voted FOR the election of all Director nominees, FOR the proposal to ratify the appointment of Ernst & Young LLP as independent auditors, and AGAINST each of the three shareowner proposals that is properly presented at the meeting.

15.
How are abstentions and broker non-votes counted?

        Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

16.
Does the Company have a policy about Directors' attendance at the Annual Meeting of Shareowners?

        The Company does not have a policy about Directors' attendance at the Annual Meeting of Shareowners. All of the Directors, except one, attended the 2004 Annual Meeting of Shareowners.

17.
How are proxies solicited and what is the cost?

        We bear all expenses incurred in connection with the solicitation of proxies. We have engaged Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for an estimated fee of $25,000 plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

        Our Directors, officers and employees may also solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

ELECTION OF DIRECTORS

(Item 1)

Board of Directors

        The Company's By-Laws provide for the annual election of Directors.

        The terms of Herbert A. Allen, Ronald W. Allen, Cathleen P. Black, Warren E. Buffett, Barry Diller, Donald R. Keough, Maria Elena Lagomasino, Donald F. McHenry, Robert L. Nardelli, Sam Nunn, J. Pedro Reinhard, James D. Robinson III, Peter V. Ueberroth and James B. Williams will expire at the 2005 Annual Meeting of Shareowners. The term of E. Neville Isdell, who was appointed by the Board, also expires at the 2005 Annual Meeting of Shareowners. The Board has nominated each of (i) Herbert A. Allen, Ronald W. Allen, Cathleen P. Black, Warren E. Buffett, Barry Diller, Donald R. Keough, Maria Elena Lagomasino, Donald F. McHenry, Sam Nunn, J. Pedro Reinhard, James D. Robinson III, Peter V. Ueberroth and James B. Williams to stand for reelection and (ii) E. Neville Isdell to stand for election at the meeting to hold office until our 2006 Annual Meeting of Shareowners and until his or her successor is elected and qualified.

        Mr. Nardelli has announced his decision not to stand for reelection citing increasing demands on his time as Chairman, President and Chief Executive Officer of The Home Depot, Inc., a position he has held since December 2000. From 1995 to December 2000, he served as President and Chief Executive Officer of GE Power Systems.

        At its February 2005 meeting, the Board reduced the number of Directors constituting the Board to fourteen, effective immediately prior to the 2005 Annual Meeting of Shareowners.

        We have no reason to believe that any of the nominees will be unable or unwilling for good cause to serve if elected. However, if any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Directors.

        The Board of Directors recommends a vote FOR the election of Herbert A. Allen, Ronald W. Allen, Cathleen P. Black, Warren E. Buffett, Barry Diller, E. Neville Isdell, Donald R. Keough, Maria Elena Lagomasino, Donald F. McHenry, Sam Nunn, J. Pedro Reinhard, James D. Robinson III, Peter V. Ueberroth and James B. Williams.

HERBERT A. ALLEN                                            Director since 1982
                                                                                 Age 65

Mr. Allen is President and Chief Executive Officer and a Director of Allen & Company Incorporated, a privately held investment firm, and has held these positions for more than the past five years. Mr. Allen was a Managing Director of Allen & Company LLC, a privately held investment banking firm, from September 2002 to February 2003. He is a Director of Convera Corporation.

RONALD W. ALLEN                                              Director since 1991
                                                                                  Age 63

Mr. Allen is a consultant to and Advisory Director of Delta Air Lines, Inc., a major U.S. air transportation company, and has held these positions since July 1997. He retired as Delta's Chairman of the Board, President and Chief Executive Officer in July 1997, and had been its Chairman of the Board and Chief Executive Officer since 1987. He is a Director of Aaron Rents, Inc.

CATHLEEN P. BLACK                                           Director since 1993
                                                                                   Age 60

Ms. Black is President, Hearst Magazines, a unit of The Hearst Corporation, a major media and communications company, and has held this position since November 1995. Ms. Black has been a Director of The Hearst Corporation since January 1996. From May 1991 to November 1995, she served as President and Chief Executive Officer of Newspaper Association of America, a newspaper industry organization. She served as a Director of the Company from April 1990 to May 1991, and was again elected as a Director in October 1993. Ms. Black is a Director of International Business Machines Corporation and iVillage Inc.

WARREN E. BUFFETT                                          Director since 1989
                                                                                  Age 74

Mr. Buffett is Chairman of the Board and Chief Executive Officer of Berkshire Hathaway Inc., a diversified holding company, and has held these positions for more than the past five years. He is a Director of The Washington Post Company.

BARRY DILLER                                                     Director since 2002
                                                                                  Age 63

Mr. Diller is Chairman of the Board and Chief Executive Officer of IAC/InterActiveCorp, an interactive commerce company. He has held this position with IAC/InterActiveCorp or its predecessors since August 1995. He was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992, Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for ten years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. He is a Director of The Washington Post Company.

E. NEVILLE ISDELL                                              Director since 2004
                                                                                  Age 61
Mr. Isdell is Chairman of the Board and Chief Executive Officer of the Company, and has held these positions since June 1, 2004. From January 2002 to May 2004, Mr. Isdell was an international consultant to the Company. He was Chief Executive Officer of Coca-Cola Hellenic Bottling Company S.A. from September 2000 to May 2001 and Vice Chairman from May 2001 to December 2001. He was Chairman and Chief Executive Officer of Coca-Cola Beverages Plc from July 1998 to September 2000. Mr. Isdell joined the Coca-Cola system in 1966 with a local bottling company in Zambia. He held a variety of positions prior to serving as Senior Vice President of the Company from January 1989 until February 1998. He also served as President of the Greater Europe Group from January 1995 to February 1998. He is a Director of SunTrust Banks, Inc.

DONALD R. KEOUGH                                           Director since 2004
                                                                                  Age 78

Mr. Keough is Chairman of the Board of Allen & Company Incorporated, a privately held investment firm, and has held this position for more than the past five years. Mr. Keough retired as President, Chief Operating Officer and a Director of the Company in April 1993. He is a Director of IAC/InterActiveCorp, Convera Corporation and Berkshire Hathaway Inc.

MARIA ELENA LAGOMASINO                         Director since 2003
                                                                                Age 55

Ms. Lagomasino is Chairman and Chief Executive Officer of J.P. Morgan Private Bank, a unit of J.P. Morgan Chase & Co. Prior to assuming this position in September 2001, Ms. Lagomasino was Managing Director at The Chase Manhattan Bank in charge of its Global Private Banking Group. Ms. Lagomasino had been with Chase Manhattan since 1983 in various positions in private banking. Prior to 1983, she was a Vice President at Citibank. Ms. Lagomasino is a Director of Avon Products, Inc.

DONALD F. McHENRY                                       Director since 1981
                                                                                Age 68

Mr. McHenry is Distinguished Professor in the Practice of Diplomacy and International Affairs at the School of Foreign Service, Georgetown University, and a principal owner and President of The IRC Group, LLC, a Washington, D.C. consulting firm. He has held these positions for more than the past five years. He is a Director of AT&T Corporation and International Paper Company.

SAM NUNN                                                           Director since 1997
                                                                                Age 66

Mr. Nunn is Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative, a position he has held since 2001. The Nuclear Threat Initiative is a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. Mr. Nunn was a partner in the law firm of King & Spalding from 1997 to December 2003. He served as a member of the United States Senate from 1972 through 1996. He is a Director of ChevronTexaco Corporation, Dell Inc., General Electric Company, Internet Security Systems, Inc. and Scientific-Atlanta, Inc.

J. PEDRO REINHARD                                            Director since 2003
                                                                                  Age 59

Mr. Reinhard is Executive Vice President and Chief Financial Officer of The Dow Chemical Company, a company engaged in the manufacture and sale of chemicals, plastic materials, agricultural and other specialized products and services, a position he has held for more than the past five years. He is a Director of The Dow Chemical Company, Dow Corning Corporation, Royal Bank of Canada and Sigma-Aldrich Corporation.

JAMES D. ROBINSON III                                    Director since 1975
                                                                                Age 69

Mr. Robinson is co-founder and General Partner of RRE Ventures and Chairman of RRE Investors, LLC, private information technology focused venture capital firms, and has held these positions since 1994. He is also President of JD Robinson, Inc., a strategic advisory firm. Mr. Robinson previously served as non-executive Chairman of Violy, Byorum & Partners Holdings, LLC from 1996 to 2003. He previously served as Chairman and Chief Executive Officer of American Express Company from 1977 to 1993. Mr. Robinson is a Director of Bristol-Myers Squibb Company, First Data Corporation and Novell, Inc.

PETER V. UEBERROTH                                      Director since 1986
                                                                                Age 67

Mr. Ueberroth is an investor and Chairman of the Contrarian Group, Inc., a business management company, and has held this position since 1989. He is also Co-Chairman of Pebble Beach Company. He is Chairman of Ambassadors International, Inc. and is a Director of Adecco S.A. and Hilton Hotels Corporation.

JAMES B. WILLIAMS                                          Director since 1979
                                                                                Age 71

Mr. Williams retired in March 1998 as Chairman of the Board and Chief Executive Officer of SunTrust Banks, Inc., a bank holding company, which positions he had held for more than five years. He is a Director of Genuine Parts Company, Georgia-Pacific Corporation, Marine Products Corporation, Rollins, Inc. and RPC, Inc.

Ownership of Equity Securities in the Company

        The following table sets forth information regarding beneficial ownership of Common Stock by each Director, each individual named in the Summary Compensation Table on page 28, and our Directors and executive officers as a group, all as of February 22, 2005, except as noted.

Name	Aggregate Number of Shares Beneficially Owned		Percent of Outstanding Shares[23]
Herbert A. Allen	8,642,710	[1]	*
Ronald W. Allen	22,602	[2]	*
Cathleen P. Black	32,112	[3]	*
Warren E. Buffett	200,020,871	[4]	8.30%
Barry Diller	8,631	[5]	*
Donald R. Keough	5,138,673	[6]	*
Maria Elena Lagomasino	6,620	[7]	*
Donald F. McHenry	38,883	[8]	*
Robert L. Nardelli	8,631	[9]	*
Sam Nunn	18,172	[10]	*
J. Pedro Reinhard	4,259	[11]	*
James D. Robinson III	299,984	[12]	*
Peter V. Ueberroth	94,219	[13]	*
James B. Williams	104,554,320	[14]	4.34%
E. Neville Isdell	505,619	[15]	*
Gary P. Fayard	679,977	[16]	*
Mary E. Minnick	513,843	[17]	*
José Octavio Reyes	373,373	[18]	*
Alexander B. Cummings, Jr.	238,321	[19]	*
Douglas N. Daft	2,631,964	[20]	*
Steven J. Heyer	1,454,678	[21]	*
All Directors and Executive Officers as a Group (29 Persons)	327,276,841	[22]	13.53%

        * Less than 1% of issued and outstanding shares of Common Stock.

        1 Includes 2,347,920 shares held by Allen & Company Incorporated ("ACI") and 11,656 share units accrued under the Deferred Compensation Plan for Non-Employee Directors (the "Director Deferred Compensation Plan"). Also includes 10,400 shares held by Allen Capital International L.P., 13,640 shares held by Allen Capital L.P. and 259,094 shares held by Allen Capital II, L.P.; Mr. Allen exercises no investment discretion or control over and has disclaimed beneficial ownership of such shares.

        2 Includes 2,000 shares held by Mr. Allen's wife; Mr. Allen has disclaimed beneficial ownership of such shares. Also includes 10,602 share units accrued under the Director Deferred Compensation Plan.

        3 Includes 10,200 shares jointly held with Ms. Black's husband. Also includes 21,912 share units accrued under the Director Deferred Compensation Plan.

        4 Includes 200,000,000 shares held indirectly through subsidiaries of Berkshire Hathaway Inc., the capital stock of which is owned 30.9% by Mr. Buffett and three trusts of which he is a trustee but in which he has no beneficial interest and 1.8% by the Estate of Susan Buffett of which Mr. Buffett is executor but with respect to which he disclaims any beneficial ownership. Also includes 20,871 share units accrued under the Director Deferred Compensation Plan.

        5 Includes 7,631 share units accrued under the Director Deferred Compensation Plan.

        6 Includes 6,000 shares held by a trust of which a management company in which Mr. Keough holds a significant interest is the trustee. Also includes 131,000 shares held by a foundation of which he is one of eight trustees. Mr. Keough disclaims beneficial ownership of these 137,000 shares. Also includes 1,673 share units accrued under the Director Deferred Compensation Plan.

        7 Includes 2,920 share units accrued under the Director Deferred Compensation Plan.

        8 Includes 452 shares held by Mr. McHenry's grandchildren. Also includes 13,039 share units accrued under the Director Deferred Compensation Plan.

        9 Includes 1,000 shares held by Mr. Nardelli's wife and 7,631 share units accrued under the Director Deferred Compensation Plan.

        10 Includes 17,172 share units accrued under the Director Deferred Compensation Plan.

        11 Includes 3,059 share units accrued under the Director Deferred Compensation Plan.

        12 Includes 135,200 shares held by three trusts of which Mr. Robinson is a co-trustee and 133,836 shares held by an estate of which he is the executor. Also includes 17,557 share units accrued under the Director Deferred Compensation Plan. Does not include 3,120,166 shares held by two trusts of which Mr. Robinson is a beneficiary.

        13 Includes 22,000 shares held by a trust of which Mr. Ueberroth is one of two trustees and a beneficiary, 10,000 shares held by his wife and 8,000 shares held by a foundation of which he is one of six Directors. Also includes 33,219 share units accrued under the Director Deferred Compensation Plan.

        14 Includes 88,679,924 shares held by four foundations of which Mr. Williams is, in all cases, one of five trustees, and 15,786,700 shares held by a foundation of which he is one of three trustees. Also includes 37,696 share units accrued under the Director Deferred Compensation Plan.

        15 Includes 4,377 shares credited to Mr. Isdell's accounts under The Coca-Cola Company Thrift & Investment Plan (the "Thrift Plan"), 140,000 shares which are subject to transfer restrictions and 487 share units accrued under the thrift portion of The Coca-Cola Company Supplemental Benefit Plan (the "Supplemental Plan"). Also includes 165,000 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        16 Includes 3,950 shares credited to Mr. Fayard's accounts under the Thrift Plan, 14,000 shares which are subject to transfer restrictions, 75,000 shares which are subject to performance criteria and 3,015 share units credited to his account under the thrift portion of the Supplemental Plan. Also includes 570,750 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        17 Includes 17,377 shares credited to Ms. Minnick's accounts under the Thrift Plan, 100,000 shares which are subject to performance criteria, and 3,361 share units credited to her account under the thrift portion of the Supplemental Plan. Also includes 367,070 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        18 Includes 42,501 held by a trust in which Mr. Reyes has an indirect beneficial interest. Also includes 715 share units accrued under The Coca-Cola Export Corporation International Thrift Plan (the "International Thrift Plan"). Also includes 330,157 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        19 Includes 2,364 shares credited to Mr. Cummings' accounts under the Thrift Plan and 2,000 share units credited to his account under the thrift portion of the Supplemental Plan. Also includes 231,897 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        20 Information is as of December 31, 2004, the effective date of Mr. Daft's retirement. Includes 340,133 shares held jointly with Mr. Daft's wife, 8,188 shares credited to his accounts under the Thrift Plan, 7,464 share units accrued under the International Thrift Plan and 17,929 share units accrued under the thrift portion of the Supplemental Plan. Also includes 82,150 shares held by a foundation of which his wife is sole trustee and 32,600 shares held by a trust of which his wife is sole trustee; Mr. Daft has disclaimed beneficial ownership of such shares. Also includes 2,007,000 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        21 Information is as of December 31, 2004, the effective date of Mr. Heyer's separation from the Company. Includes 414 shares credited to Mr. Heyer's accounts under the Thrift Plan, 125,000 shares which are subject to performance criteria, 800 share units credited to his account under The Coca-Cola Company Deferred Compensation Plan and 4,689 share units credited to his account under the thrift portion of the Supplemental Plan. Also includes 1,285,000 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        22 Includes 206,638 share units accrued under the Director Deferred Compensation Plan, 181,000 shares which are subject to transfer restrictions, 438,000 shares which are subject to performance criteria, 6,565,147 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005, 63,376 shares credited to accounts under the Thrift Plan, 800 share units credited to accounts under The Coca-Cola Company Deferred Compensation Plan, 14,609 share units credited to accounts under the International Thrift Plan and 40,034 share units credited to accounts under the thrift portion of the Supplemental Plan. Includes holdings of Douglas N. Daft and Steven J. Heyer.

        23 Share units accrued under the Director Deferred Compensation Plan, The Coca-Cola Company Deferred Compensation Plan, the International Thrift Plan and the thrift portion of the Supplemental Plan are not counted as outstanding shares in calculating these percentages.

Section 16(a) Beneficial Ownership Reporting Compliance

        Executive officers, Directors and certain persons who own more than ten percent of the Common Stock are required by Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and related regulations:

  •
  to file reports of their ownership of Common Stock with the SEC and the New York Stock Exchange (the "Exchange"), and

  •
  to furnish us with copies of the reports.

        We received written representations from each such person who did not file an annual report with the SEC on Form 5 that no Form 5 was due. Based on our review of the reports and representations, except as set forth below, we believe that all required Section 16(a) reports were timely filed in 2004. Danny L. Strickland filed a Form 4 on April 6, 2004 which included the late reporting of his purchase of 1,035 shares of Common Stock on March 11, 2004. Deval L. Patrick filed a Form 4 on May 18, 2004 which included the late reporting of shares withheld by the Company on April 19, 2004 to pay taxes on the lapse of restrictions on restricted stock. Cynthia McCague filed a Form 5 on February 10, 2005 which included the late reporting of 28 shares of Company Common Stock which had been omitted from her Form 3 filed on October 5, 2004. José Octavio Reyes filed a Form 5 on February 14, 2005, which included the late reporting of 1,671 shares sold on August 6, 2003 to pay taxes on an option exercise.

Principal Shareowners

        Set forth in the table below is information as of December 31, 2004 about persons we know to be the beneficial owners of more than five percent of the issued and outstanding Common Stock:

Name and Address	Number of Shares Beneficially Owned	Percent of Class as of December 31, 2004
Berkshire Hathaway Inc.[1] 440 Kiewit Plaza Omaha, Nebraska 68131	200,000,000	8.30%

        1 Berkshire Hathaway Inc. ("Berkshire Hathaway"), a diversified holding company, has informed the Company that, as of December 31, 2004, certain of its subsidiaries held an aggregate of 200,000,000 shares of Common Stock. The capital stock of Berkshire Hathaway is beneficially owned 30.9% by Warren E. Buffett, one of our Directors, and three trusts of which he is a trustee but in which he has no beneficial interest and 1.8% by the Estate of Susan Buffett of which Mr. Buffett is executor but with respect to which Mr. Buffett disclaims any beneficial ownership. These 200,000,000 shares of Common Stock are included in the share ownership of Mr. Buffett disclosed in the table of beneficial ownership of securities above.

Information About the Board of Directors and Corporate Governance

        The Board is elected by the shareowners to oversee their interest in the long-term health and the overall success of the business and its financial strength. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the shareowners. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

        The Committee on Directors and Corporate Governance periodically reviews and assesses the Company's corporate governance policies.

        The Chairman of the Committee on Directors and Corporate Governance presides at all meetings of non-management Directors. These meetings include the evaluation of the Chief Executive Officer. The Committee on Directors and Corporate Governance leads the Board of Director's process of Board and Committee evaluation and carefully examines the performance and qualifications of each incumbent Director before deciding whether to recommend him or her to the Board for renomination.

  Independence Determination

        No Director will be deemed to be independent unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company, directly, or as an officer, shareowner or partner of an organization that has a relationship with the Company. The Board observes all criteria for independence established by the SEC, the Exchange and other governing laws and regulations.

        The Company has adopted categorical standards which provide that the following relationships will not be considered material relationships that would impact a director's independence:

  •
  the director is an executive officer or employee or any member of his or her immediate family is an executive officer of any other organization that does business with the Company and the annual sales to, or purchases from, the Company are less than $1 million or 1% of the consolidated gross revenues of such organization, whichever is more;

  •
  the director or any member of his or her immediate family is an executive officer of any other organization which is indebted to the Company, or to which the Company is indebted, and the total amount of either company's indebtedness to the other is less than $1 million or 1% of the total consolidated assets of the organization on which the director or any member of his or her immediate family serves as an executive officer, whichever is more;

  •
  the director is a director or trustee, but not an executive officer, of any other organization that does business with, or receives donations from, the Company;

  •
  the director or any member of his or her immediate family holds a less than 5% interest in any other organization that has a relationship with the Company; or

  •
  the director or any member of his or her immediate family serves as an executive officer of a charitable or educational organization which receives contributions from the Company in a single fiscal year of less than $1 million or 2% of that organization's consolidated gross revenues, whichever is more.

        In its annual review of Director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any Director may have with the Company. As a result of its annual review, the Board has determined that none of the following Directors has a material relationship with the Company and, as a result, such directors are determined to be independent: Ronald W. Allen, Cathleen P. Black, Warren E. Buffett, Barry Diller, Maria Elena Lagomasino, Robert L. Nardelli, Sam Nunn, J. Pedro Reinhard, James D. Robinson III, Peter V. Ueberroth or James B. Williams. None of the Directors who were determined to be independent had any relationships that were outside the categorical standards identified above. The independent Directors, who constitute a majority of the Board of Directors, are also identified by an asterisk on the next table. Even though they are not currently determined to be independent, Messrs. Allen, Keough and McHenry have contributed greatly to the Board of Directors and the Company through their wealth of experience, expertise and judgment.

  The Board and Board Committees

        In 2004, the Board of Directors held eight meetings and Committees of the Board of Directors held a total of 35 meetings. Overall attendance at such meetings was 95%. Each Director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served during 2004.

        The Board of Directors has an Audit Committee, a Committee on Directors and Corporate Governance, a Compensation Committee, an Executive Committee, a Finance Committee, a Management Development Committee and a Public Issues and Diversity Review Committee. The Board of Directors has adopted a written charter for each of these Committees. The full text of each charter and the Company's Corporate Governance Guidelines are available on the Company's website located at www.coca-cola.com. Additionally, a copy of the Audit Committee Charter is attached as Appendix I hereto.

        The following table describes the current members of each of the Committees and the number of meetings held during 2004.

	AUDIT	COMPENSATION	DIRECTORS AND CORPORATE GOVERNANCE	EXECUTIVE	FINANCE	MANAGEMENT DEVELOPMENT	PUBLIC ISSUES AND DIVERSITY REVIEW

Herbert A. Allen				X	X	X
Ronald W. Allen*	X						X
Cathleen P. Black*	X	Chair
Warren E. Buffett*	X			X	X
Barry Diller*			X	X	X	X
E. Neville Isdell				Chair
Donald R. Keough						Chair
Maria Elena Lagomasino*		X	X
Donald F. McHenry							Chair
Robert L. Nardelli*	X	X
Sam Nunn*				X	X		X
J. Pedro Reinhard*	X
James D. Robinson III*			Chair			X	X
Peter V. Ueberroth*	Chair	X
James B. Williams*				X	Chair	X

Number of Meetings	7	10	4	0	5	5	4

*  Independent Directors.

  The Audit Committee

        Under the terms of its charter, the Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to the integrity of the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, the Company's compliance with legal and regulatory requirements and its ethics program, the independent auditors' qualifications and independence, the performance of the Company's internal audit function and the performance of its independent auditors. In fulfilling its duties, the Audit Committee, among other things, shall:

  •
  have the sole authority and responsibility to hire, evaluate and, where appropriate, replace the independent auditors;

  •
  meet and review with management and the independent auditors the interim financial statements and the Company's disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of the Company's Quarterly Reports on Form 10-Q;

  •
  meet and review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareowners) including (a) their judgment about the quality, not just acceptability, of the Company's accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the clarity of the disclosures in the financial statements; and (c) the Company's disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies;

  •
  review and discuss with management, the internal auditors and the independent auditors the Company's policies with respect to risk assessment and risk management;

  •
  review and discuss with management, the internal auditors and the independent auditors the Company's internal controls, the results of the internal audit program, and the Company's disclosure controls and procedures and quarterly assessment of such controls and procedures;

  •
  establish procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters; and

  •
  review and discuss with management, the internal auditors and the independent auditors the overall adequacy and effectiveness of the Company's legal, regulatory and ethical compliance programs.

        Each member of the Audit Committee meets the independence requirements of the Exchange, the 1934 Act and the Company's Corporate Governance Guidelines. Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements. The "audit committee financial expert" designated by the Board is J. Pedro Reinhard, Executive Vice President and Chief Financial Officer of The Dow Chemical Company.

  The Compensation Committee

        Under the terms of its charter, the Compensation Committee has overall responsibility for evaluating and approving the officer compensation plans, policies and programs of the Company. In fulfilling its duties, the Compensation Committee, among other things, shall:

  •
  review and approve all corporate goals and objectives relevant to the compensation of the Chief Executive Officer;

  •
  evaluate the performance of the Chief Executive Officer in light of approved corporate goals, performance goals and objectives;

  •
  review and approve compensation of the Chief Executive Officer, other elected officers and all key senior executives based on their evaluation;

  •
  review and approve any employment agreements, severance agreements or arrangements, retirement arrangements, change in control agreements/provisions, and any special or supplemental benefits for each officer of the Company;

  •
  approve, disapprove, modify or amend all non-equity plans designed and intended to provide compensation primarily for officers;

  •
  make recommendations to the Board of Directors regarding adoption of equity plans; and

  •
  administer, modify or amend the stock option plans and restricted stock plans.

        Each member of the Compensation Committee meets the independence requirements of the Exchange, the Internal Revenue Code of 1986, as amended (the "Code"), and the Company's Corporate Governance Guidelines.

  The Committee on Directors and Corporate Governance

        Under the terms of its charter, the Committee on Directors and Corporate Governance is responsible for considering and making recommendations concerning the function and needs of the Board, and the review and development of corporate governance guidelines. In fulfilling its duties, the Committee on Directors and Corporate Governance, among other things, shall:

  •
  seek individuals qualified to be Board members consistent with criteria established by the Board including evaluating persons suggested by shareowners or others;

  •
  recommend to the Board nominees for the next annual meeting of shareowners;

  •
  oversee the evaluation of the Board and management;

  •
  consider issues involving related party transactions with Directors and similar issues; and

  •
  review and recommend all matters pertaining to fees and retainers paid to Directors.

        The Chairman of the Committee on Directors and Corporate Governance presides at all meetings of non-management Directors, including the meeting in which the Chief Executive Officer's performance is evaluated.

        Each member of the Committee on Directors and Corporate Governance meets the independence requirements of the Exchange and the Company's Corporate Governance Guidelines.

  The Finance Committee

        Under the terms of its charter, the Finance Committee is appointed to assist the Board in discharging its responsibilities relating to oversight of the Company's financial affairs. In fulfilling its duties, the Finance Committee, among other things, shall:

  •
  formulate and recommend for approval to the Board the financial policies of the Company;

  •
  maintain oversight of the budget and financial operations of the Company;

  •
  review and recommend capital expenditures;

  •
  evaluate the performance of and returns on approved capital expenditures; and

  •
  recommend dividend policy to the Board.

  The Public Issues and Diversity Review Committee

        Under the terms of its charter, the Public Issues and Diversity Review Committee aids the Board in discharging its responsibilities relating to public issues and diversity. In fulfilling its duties, the Public Issues and Diversity Review Committee, among other things, shall:

  •
  review the Company's policy and practice relating to significant public issues of concern to shareowners, the Company, the business community and the general public;

  •
  monitor the Company's progress towards its diversity goals, compliance with its responsibilities as an equal opportunity employer and compliance with any legal obligation arising out of employment discrimination class action litigation; and

  •
  review and recommend the Board's position on shareowner proposals in the annual proxy statement.

  The Executive Committee

        Under the terms of its charter, the Executive Committee has the authority to exercise the power and authority of the Board between meetings, except the powers reserved for the Board or the shareowners by the Delaware General Corporation Law.

  The Management Development Committee

        Under the terms of its charter, the Management Development Committee aids the Board in discharging its responsibilities relating to succession planning and oversight of talent development for senior positions.

  Director Compensation

        Officers who are also Directors do not receive any fee or remuneration for services as members of the Board or of any Committee of the Board. During 2004, non-management Directors received an annual retainer fee of $125,000, of which $50,000 was paid in cash and $75,000 accrued in share units to the account of each Director under the Director Deferred Compensation Plan. During 2004, non-management Directors also received a $1,000 fee for each Board or Committee meeting attended, the chairman of the Audit Committee received a committee chairman fee of $25,000 and the chairpersons of the other committees each received a $3,000 committee chairman fee. The Company also provides its products to Directors.

        In addition to the required deferral of a portion of Director compensation into share units (as noted above), the Director Deferred Compensation Plan provides that non-management Directors may elect to defer receipt of all or part of the $50,000 cash portion of the retainer fee until date(s) no earlier than the year following the year in which they leave the Board. Under this plan, cash retainer fees may be deferred in share units or cash. Cash deferrals are credited with interest at the prime lending rate of SunTrust Bank. Share units accrue phantom dividends and appreciate (or depreciate) as would an actual share of Common Stock purchased on the deferral date. After service as a Director terminates, both cash deferrals and share unit deferrals will be paid in cash.

        In addition, the Company provides insurance benefits to non-management Directors, including $30,000 term life insurance for each Director, $100,000 group accidental death and dismemberment insurance and $200,000 group travel accident insurance coverage while traveling on Company business. The Company also offers medical and dental coverage. Costs for all these benefits for 2004 totaled $33,916.

  Director Nominations

        The Committee on Directors and Corporate Governance will consider recommendations for directorships submitted by shareowners. Shareowners who wish the Committee on Directors and Corporate Governance to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Committee on Directors and Corporate Governance in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301. Recommendations by shareowners that are made in accordance with these procedures will receive the same consideration given to nominees of the Committee on Directors and Corporate Governance.

        In its assessment of each potential candidate, the Committee on Directors and Corporate Governance will review the nominee's judgment, experience, independence, understanding of the Company's or other related industries and such other factors the Committee on Directors and Corporate Governance determines are pertinent in light of the current needs of the Board. Diversity of race, ethnicity, gender and age are factors in evaluating candidates for Board membership. The Committee on Directors and Corporate Governance will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

        Nominees may be suggested by Directors, members of management, shareowners or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board, the Committee on Directors and Corporate Governance considers, in addition to the requirements set out in the Company's Corporate Governance Guidelines and its charter, quality of experience, the needs of the Company and the range of talent and experience represented on the Board.

        The Committee on Directors and Corporate Governance sometimes uses the services of a third party executive search firm to assist it in identifying and evaluating possible nominees for Director.

Certain Transactions and Relationships

  SunTrust

        SunTrust Banks, Inc. ("SunTrust"), which during a portion of 2004 was a 5% owner of Common Stock, engages in ordinary course of business banking transactions with the Company and its subsidiaries, including the making of loans on customary terms, for which we paid fees totaling approximately $504,000 in 2004. SunTrust Bank, an indirect subsidiary of SunTrust, has extended a $100 million 364-day line of credit and an approximate $12 million letter of credit, subsequently reduced to approximately $9 million in July 2004, to the Company and an approximate $16.3 million letter of credit, subsequently reduced to approximately $14.5 million in February 2004, to a Company subsidiary for which we paid fees totaling approximately $109,000 in 2004. In 2004, the Company also paid SunTrust Bank $2.75 million with respect to certain contracts sold to SunTrust Bank by certain vendors of the Company. The Company expects to pay approximately $3 million pursuant to these contracts in 2005. The Company has also guaranteed an obligation in the original principal amount of $45 million to SunTrust Bank on behalf of a third party. SunTrust leases office space in a building owned by one of our subsidiaries and located at 711 Fifth Avenue, New York, New York. In 2004, our subsidiary was paid approximately $465,000 under both the current lease and a new lease for additional office space entered into with SunTrust and its subsidiary, SunTrust Capital Markets. We expect that the Company will be paid a greater amount in 2005 for this additional office space under the terms of the new lease. In the opinion of management, the terms of such banking and credit arrangements and leases are fair and reasonable and as favorable to the Company and its subsidiaries as those which could have been obtained from unrelated third parties at the time of their execution.

SunTrust filed an amendment to its Schedule 13G on February 16, 2005 indicating that, as of December 31, 2004, it owned less than 5% of the issued and outstanding Common Stock.

  Warren E. Buffett

        Warren E. Buffett, one of our Directors, is Chairman of the Board, Chief Executive Officer and the major shareowner of Berkshire Hathaway. Berkshire Hathaway is a significant shareowner of the Company. McLane Company, Inc. ("McLane") is a wholly owned subsidiary of Berkshire Hathaway. In 2004, McLane made payments totaling approximately $170.2 million to the Company to purchase fountain syrup and other products in the ordinary course of business. Also in 2004, McLane received from the Company approximately $9.8 million in agency commissions relating to the sale of the Company's products to customers, and approximately $298,000 in freight cost associated with the transport of syrup, each in the ordinary course of business. McLane also received from the Company approximately $140,000 for advertising and marketing payments and other fees in the ordinary course of business. This business relationship was in place prior to Berkshire Hathaway's acquisition of McLane in 2003 and is on terms similar to the Company's relationships with other customers.

        International Dairy Queen, Inc. ("IDQ") is a wholly owned subsidiary of Berkshire Hathaway. In 2004, IDQ and its subsidiaries made payments totaling approximately $2.1 million to the Company directly and through bottlers and other agents to purchase fountain syrup and other products in the ordinary course of business. Also in 2004, IDQ and its subsidiaries received promotional and marketing incentives for corporate and franchised stores totaling approximately $1.1 million from the Company and its subsidiaries in the ordinary course of business. This business relationship was in place for many years prior to Berkshire Hathaway's acquisition of IDQ and is on terms substantially similar to the Company's relationships with other customers.

        FlightSafety International, Inc. ("FlightSafety") is also a wholly owned subsidiary of Berkshire Hathaway. In 2002, the Company entered into a four-year agreement with FlightSafety to provide pilot, flight attendant and mechanic training services to the Company. In 2004, the Company paid FlightSafety approximately $592,000 for providing these services to the Company in the ordinary course of business. Berkshire Hathaway holds a significant equity interest in Moody's Corporation, to which the Company paid fees of $99,000 in 2004 for rating our commercial paper programs. Berkshire Hathaway holds a significant equity interest in The FINOVA Group, Inc. ("FINOVA"). In 2004, one of our subsidiaries paid approximately $79,000 to a subsidiary of FINOVA for the lease of coolers in the ordinary course of business and approximately $123,000 to purchase leased coolers. The original lease was entered into prior to Berkshire Hathaway's acquisition of its interest in FINOVA. In the opinion of management, the terms of the Flight Safety contract and the lease are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of their execution.

        Berkshire Hathaway also holds a significant equity interest in American Express Company ("American Express"). In 2004, the Company paid fees for credit card memberships, business travel and other services in the ordinary course of business to American Express or its subsidiaries. Additionally in 2004, American Express and its subsidiaries made payments totaling approximately $99,000 to the Company to purchase fountain syrup in the ordinary course of business. XTRA Corporation is a wholly owned subsidiary of Berkshire Hathaway. In 2004, the Company paid approximately $235,000 to XTRA Corporation for equipment leases of trailers used to transport and store product in the ordinary course of business. In the opinion of management, the terms of the lease are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

  Herbert A. Allen

        Herbert A. Allen, one of our Directors, is President and Chief Executive Officer and a Director of Allen & Company Incorporated ("ACI") and a principal shareowner of ACI's parent. ACI has leased and subleased office space since 1977 in a building owned by one of our subsidiaries and located at 711 Fifth Avenue, New York, New York. In 2004, ACI paid approximately $3.8 million and it is expected that it will pay a similar amount in 2005 under the terms of the current lease. In the opinion of management, the terms of the lease, as modified in 2002, are fair and reasonable and as favorable to the Company as those which could have been obtained from unrelated third parties at the time of its execution.

  Donald R. Keough

        Donald R. Keough, one of our Directors, is Chairman of the Board of ACI. The Company's transactions with ACI are described above.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY
ON EXECUTIVE COMPENSATION

        This is the Report of the Compensation Committee of the Board of Directors of The Coca-Cola Company (the "Committee") on compensation policies for executive officers and the Chief Executive Officer of The Coca-Cola Company (the "Company").

        We believe that executive compensation policies and practices at the Company should be consistent with and linked to the Company's strategic business objectives and the creation of shareowner value.

        Within that framework, we undertake to compensate executives based on performance, at a level competitive with the market, in a manner that would attract and retain strong talent and with an emphasis on the equity component of compensation. Our goal is to be consistent with our philosophy, competitive with the market, and transparent in our thinking and our actions with respect to compensation for Company executives.

        The Committee enlists the help of an independent consultant, Towers Perrin. The following discussion reflects the executive compensation philosophy and programs of the Company.

Background

        The Company's executive compensation programs are designed to serve the Company's broader strategic goals of profitable growth and the creation of long-term shareowner value. The programs are designed to meet the following objectives:

        Performance and Accountability.    Our programs are fundamentally pay-for-performance programs. The rewards earned and delivered through the Company's executive compensation plans are directly linked to the desired performance for the Company and its operating units. Individual performance and contributions are considered at the time awards are delivered. Measures selected align rewards with both top and bottom line growth goals and shareowner interests.

        Competitiveness.    We assess competitiveness using a peer group of global companies. These companies include large companies in the consumer goods/services sector, companies with broad global scale and scope, companies with significant brand equity and companies that are recognized for best practices or with whom the Company competes for talent. The companies selected for comparison of total compensation differ from those included in the Performance Graph because the Company seeks talent from a broader group of companies than the Food, Beverage and Tobacco Groups against which performance is compared. We emphasize and assess total compensation opportunities, both short and long term, while at the same time focusing attention on the competitiveness of each component of compensation.

        Management Development.    To support the Board in fulfilling its responsibility to identify future leaders of the Company, we structure compensation opportunities to attract and retain those individuals who can maximize the creation of shareowner value.

        Equity Orientation.    Equity-based plans comprise the major part of the total compensation package to instill ownership thinking and to link compensation to corporate performance and shareowner interests. Consistent with this philosophy, the Company has established stock ownership guidelines which require executives to own appropriate levels of Common Stock. Compliance with these guidelines is monitored.

        These principles are not mechanical, but rather inform the Committee's judgment. We have the flexibility to target individual components of pay at higher or lower levels on an individual basis, depending on the executive's experience, the criticality of the position, individual performance, potential for advancement, years of service in level/position and other considerations.

        Actual bonus payouts, actual value received from long-term incentive awards and actual overall compensation levels may vary from the targeted levels based on corporate, business unit and individual performance, and overall Company stock price.

        The overall mix of pay components is monitored and compared to peer company practices to ensure appropriate pay leverage is maintained in the overall compensation package, and in equity-based incentives which emphasize long-term shareowner value creation.

Components of Executive Compensation

        The basic components of executive compensation are:

  •
  Annual Cash Compensation, including base salary and annual incentives; and

  •
  Long-Term Incentive Compensation, including stock options and performance share units resulting in future awards of restricted stock if certain performance targets are met.

  Annual Cash Compensation

        Base Salary.    The purpose of base salary is to create a secure base of cash compensation for executives that is competitive with the market for global talent.

        Executives' salary increases do not follow a preset schedule or formula; however, the following will be considered when determining appropriate salary levels and increases:

  •
  The individual's current and sustained performance results and the methods utilized to achieve such results; and

  •
  Non-financial performance indicators to include strategic developments for which an executive has responsibility (such as quality, acquisitions, environmental efforts or product development) and managerial performance (such as diversity management, succession planning and social responsibility).

        We exercise discretion in making salary decisions taking into account, among other things, each individual's performance and the Company's overall performance. With regard to individual performance, we rely to a large extent on the Chief Executive Officer's evaluations of each individual executive officer's performance.

        Annual Incentives.    The purpose of annual incentive plans is to provide cash compensation on an annual basis that is at-risk and contingent on the achievement of annual business and operating objectives. Annual incentive funding will reflect overall Company performance and operating group and division performance, where appropriate. Actual incentive awards reflect achievement of individual performance goals and contributions to business unit and Company results. Annual incentive awards vary within a range of 0% to approximately 200% of targeted award amounts.

  Long-Term Incentive Compensation

        Long-term incentives comprise the largest portion of the total compensation package for executives. There are two forms of long-term incentives normally used for executives: stock options and performance share units. In any given year, executives will generally receive awards from one or both of these two programs to effectively align awards with long-term Company performance and stock price growth.

        Grant levels will be determined for each executive based on individual performance and potential, history of past grants, time in current job and level of, or significant changes in, responsibility.

  •
  Stock Options.    The purpose of stock options is to provide equity compensation whose value is at-risk directly related to the creation of shareowner value and the increase in Company stock price. Stock options provide executives a vehicle to increase equity ownership and share in the appreciation of the value of Company stock.

  •
  Performance Share Units.    Performance Share Unit awards are agreements to grant restricted stock at a future date based upon the Company achieving pre-determined long-term performance goals. Awards of Performance Share Units provide equity compensation whose value is at-risk and based on the achievement of sustained performance of Company goals and the enhancement of shareowner value over time. They also serve to help retain key executive talent over the long term.

        Grant size under both these plans varies based on individual performance, contribution and potential. Adjustments are made within the framework of the Company's long-term incentive grant guidelines.

        The ultimate value delivered from long-term incentive awards will vary directly with changes in shareowner returns and stock price appreciation.

        Approximately 5,900 employees received option awards in 2004. The named executive officers received option awards for 1,420,000 shares in 2004, or 4% of options awarded.

        Approximately 55 executives received Performance Share Units in 2004. The named executive officers received Performance Share Unit awards for 271,102 shares in 2004, or 28.4% of Performance Share Units awarded.

Additional Information

        Benefits.    Benefits offered to executive officers serve a different purpose than do the other elements of total compensation. In general, they are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with the Company. Benefits offered to executive officers are those that are offered to the general employee population, with some variation, primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

        Tax Compliance Policy.    A feature of the Omnibus Budget Reconciliation Act of 1993 limits deductibility of certain compensation for the Chief Executive Officer and the four other executive officers who are highest paid and employed at year end to $1 million per year, effective for tax years beginning on or after January 1, 1994. If certain conditions are met, compensation may be excluded from the $1 million limit. However, we have not designed compensation programs solely for tax purposes.

        The Company's shareowner approved incentive plans, Stock Option Plans and certain awards under the 1989 Restricted Stock Plan meet the conditions necessary for deductibility. However, we will continue to exercise discretion in those instances where the mechanistic approaches necessary under tax law considerations would compromise the interests of shareowners in rewarding performance which increases the value of the Company.

Compensation for the Chairman and Chief Executive Officer

  E. Neville Isdell

        The Committee awarded Mr. Isdell a competitive compensation package (salary and short and long-term target opportunities) upon his employment that, in our opinion, is reasonable and competitive compared to peer company CEOs. Importantly, the package is more heavily weighted in performance-based equity awards.

        In addition, the Committee awarded a special restricted stock award that is intended to keep Mr. Isdell whole for his overall net income, not related to his current employment, that was adversely affected by accepting U.S. employment. The award is not meant to be a performance-based award, but its eventual value to Mr. Isdell will be contingent upon Company stock price performance. The award is not released to Mr. Isdell until six months following his retirement (with approval by the Board and no earlier than June 1, 2008). The award contains a provision that, in the event the shares are forfeited for any reason other than for termination for cause, Mr. Isdell will receive a cash payment to compensate him for additional taxes he would have paid on his non-Company related income during the period of his U.S. residency while Chairman and CEO.

        In February, after full Company results were reviewed, the Committee reviewed and awarded Mr. Isdell awards for his performance. Those awards include:

  •
  An annual incentive award of $2,864,862

  •
  A stock option award of 620,690 shares

  •
  A Performance Share Unit target award of 139,740 shares.

        In our opinion, the awards for Mr. Isdell are reasonable and competitive, and reflect both his contributions thus far and our expectations of his performance. Both Mr. Isdell and the Board are clear that the results of Mr. Isdell's work will be a focused organization with clear growth goals and the ability to successfully execute against them and, as a result, drive shareowner value. Both Mr. Isdell and the Board are clear that this effort will take time. In the months Mr. Isdell has been Chairman, he has completed a comprehensive assessment of the Company's situation and has established new goals for the Company going forward aimed at restoring growth to the Company. He is focusing on developing management talent and refining succession plans as well as ensuring effective management routines and overall employee engagement.

  Douglas N. Daft

        Mr. Daft announced his decision to retire at the end of 2004. Related to that decision, the Committee reviewed provisions of his retirement and allowed the release of 200,000 restricted shares granted to him during the period from April 1992 to October 1998. The terms of these grants provided that the restricted shares would be released upon retirement after age 62 but not earlier than five years from the date of grant. The Committee determined to release the shares in recognition of Mr. Daft's 27 years of service to the Company and the fact that he turns 62 in March of 2005. Mr. Daft forfeited 500,000 shares of restricted stock granted to him in November 2000 since as of the date of his retirement he had not held these shares for five years from the date of grant. In addition, Mr. Daft forfeited 1,000,000 shares of performance-based restricted stock since he will have retired prior to the completion of the performance period. The Committee also approved payment of

$1,002,430 under the Long-Term Incentive Program. Achievement of performance against three-year compound growth in economic profit and average operating profit resulted in the award, which was determined against the range originally set by the Committee for performance. No annual incentive was paid for 2004.

Summary

        We believe the executive compensation policies and programs described in this report serve the interests of the shareowners and the Company. Pay delivered to executives is aligned with Company, business unit where applicable, and individual performance. We will continue to evaluate and, as necessary, update our compensation programs to assure that they remain performance-driven, reward competitively, serve to attract, motivate and retain the best talent and reinforce equity ownership. Through these principles, we believe executives will be motivated to achieve the long-term sustainable growth of the Company. We invite shareowners to review the following tables for details of specific awards.

                          Cathleen P. Black, Chairman
                          Maria Elena Lagomasino
                          Robert L. Nardelli
                          Peter V. Ueberroth

EXECUTIVE COMPENSATION

        The following tables and footnotes discuss the compensation paid in 2004, 2003 and 2002 to (i) our Chief Executive Officer, (ii) our four other most highly compensated executive officers, (iii) Douglas N. Daft who served as Chief Executive Officer through May 31, 2004, and (iv) Steven J. Heyer who was an executive officer during a portion of the fiscal year ended December 31, 2004 and would have been one of the four most highly compensated executive officers for 2004 but for the fact that he was not an executive officer as of December 31, 2004.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Securities Underlying Options/SAR Awards
					Restricted Stock Awards		LTIP Payout	All Other Compensation
Name and Principal Position		Salary (a)	Bonus (b)	Other Annual Compensation (c)
	Year				(d)	(e)	(f)	(g)
E. Neville Isdell[1] Chairman of the Board and Chief Executive Officer	2004 2003 2002	$875,000 — —	$2,864,862 — —	$296,281 — —	$6,855,800 — —	450,000 — —	$ — — —	$26,250 — —
Gary P. Fayard[2] Executive Vice President and Chief Financial Officer	2004 2003 2002	540,750 533,333 475,000	838,500 650,000 750,000	— — —	0 0 0	125,000 112,000 175,000	374,634 0 0	35,723 36,250 32,063
Mary E. Minnick[3] Executive Vice President and President and Chief Operating Officer, Asia	2004 2003 2002	570,625 558,333 500,000	744,500 589,875 800,000	— — —	0 0 2,344,000	130,000 112,000 175,000	345,735 0 240,100	37,382 44,993 36,620
José Octavio Reyes[4] Executive Vice President and President and Chief Operating Officer, Latin America	2004 2003 2002	518,716 456,278 407,258	698,700 614,250 350,000	83,011 58,572 79,922	0 0 0	160,000 112,000 57,813	172,088 0 333,156	5,042 1,932 2,110
Alexander B. Cummings, Jr.[5] Executive Vice President and President and Chief Operating Officer, Africa	2004 2003 2002	492,812 483,500 425,000	638,300 629,375 675,000	75,000 66,000 45,000	0 0 0	125,000 112,000 85,313	233,155 0 97,020	34,133 36,210 23,717
Douglas N. Daft[6] Former Chairman of the Board and Chief Executive Officer	2004 2003 2002	1,494,792 1,500,000 1,500,000	0 4,000,000 4,000,000	130,027 199,593 180,785	0 0 0	0 0 0	1,002,430 0 0	164,844 165,000 150,000
Steven J. Heyer[7] Former President and Chief Operating Officer	2004 2003 2002	996,154 1,000,000 885,000	1,036,547 1,500,000 2,000,000	96,628 57,763 —	0 0 0	430,000 0 450,000	682,500 0 —	7,136,885 75,000 107,053

1.	The amounts reflected for Mr. Isdell include the following:
	(a)	Salary for period of June 1, 2004 to December 31, 2004.
	(b)	Payments based on Company and individual performance from one or more incentive plans of the Company.

	(c)	For 2004, other annual compensation includes $112,402 paid under an international consulting arrangement between Mr. Isdell and the Company which was terminated prior to his becoming Chairman and Chief Executive Officer of the Company. Also includes $183,878 for personal use of Company aircraft including a gross-up for taxes due. The figure represents the incremental direct operating cost to the Company for personal aircraft use. Mr. Isdell is required by the Company to use Company aircraft for all travel. In prior years, the standard industry fare level ("SIFL") rates set by the Internal Revenue Service were used to value personal aircraft use. In order to provide a comparison with prior years, the SIFL value for Mr. Isdell for 2004 would have been $55,582, including a gross-up for taxes due.
	(d)	An award of 140,000 shares of restricted stock was made to Mr. Isdell on July 22, 2004. The value at year-end of this award was $5,829,600. Dividends on these restricted shares are paid at the same rate and at the same time as paid to all shareowners.
	(g)	For 2004, includes $6,150 contributed by the Company to the Thrift Plan and $20,100 accrued under the thrift portion of the Supplemental Plan.
2.	The amounts reflected for Mr. Fayard include the following:
	(b)	Payments based on Company and individual performance from one or more incentive plans of the Company.
	(d)	The value at year-end of 89,000 shares of restricted stock granted previously, including 75,000 performance-based restricted shares, was $3,705,960. Dividends on all restricted shares, including performance-based restricted shares that have not vested, are paid at the same rate and at the same time as paid to all shareowners.
	(f)	Payment of the Long-Term Performance Incentive Program award for the 2002-2004 performance period. One half of this amount is payable in March 2005; the other half is payable in March 2007.
	(g)	For 2004, includes $6,150 contributed by the Company to the Thrift Plan and $29,573 accrued under the thrift portion of the Supplemental Plan.
3.	The amounts reflected for Ms. Minnick include the following:
	(b)	Payments based on Company and individual performance from one or more incentive plans of the Company.
	(d)	The value at year-end of 100,000 shares of performance-based restricted stock granted previously was $4,164,000. Dividends on all restricted shares, including performance-based restricted shares that have not vested, are paid at the same rate and at the same time as paid to all shareowners.
	(f)	• For 2004, represents the Long-Term Performance Incentive Program award for the 2002-2004 performance period. One half of this amount is payable in March 2005; the other half is payable in March 2007.
• For 2002, represents payment under an overseas long-term performance plan which operated on similar terms to the Long-Term Performance Incentive Program described on page 41. The performance targets for this plan were based on the results of the applicable operating segment. This plan is no longer in use and the last three-year performance period ended December 31, 2002.
	(g)	For 2004, includes $6,150 contributed by the Company to the Thrift Plan and $31,232 accrued under the thrift portion of the Supplemental Plan.

4.	The amounts reflected for Mr. Reyes include the following:
	(a)	Includes $37,550, $43,269 and $38,627 for statutorily required payments in 2004, 2003 and 2002, respectively.
	(b)	Payments based on Company and individual performance from one or more incentive plans of the Company.
	(c)	• For 2004, other annual compensation includes $35,687 for costs relating to the personal use of a Company driver and $45,467 reimbursement for certain tax expenses. Although Mr. Reyes is not an International Service Associate, the Company applies certain tax equalization provisions of that policy to Mr. Reyes because he incurs U.S. tax obligations due to his work responsibilities in the United States. This reimbursement is intended to ensure that Mr. Reyes is not advantaged or disadvantaged from a tax standpoint.
• For 2003, other annual compensation includes $45,012 for costs relating to the personal use of a Company driver and $12,073 for personal use of Company aircraft based on the SIFL rates.
• For 2002, other annual compensation includes $48,015 for the costs of a second Company car assigned to Mr. Reyes and $30,284 for costs relating to the personal use of a Company driver.
	(d)	Mr. Reyes does not hold any restricted stock.
	(f)	• For 2004, payment of the Long-Term Performance Incentive Program award for the 2002-2004 performance period. One half of this amount is payable in March 2005; the other half is payable in March 2007.
• For 2002, represents payment under an overseas long-term performance plan which operated on similar terms to the Long-Term Performance Incentive Program described on page 41. The performance targets for this plan were based on the results of the applicable operating segment. This plan is no longer in use and the last three-year performance period ended December 31, 2002.
	(g)	For 2004, includes $1,894 contributed by the Company to the savings fund portion of the Plan Futura (the "Mexico Plan") and $3,148 contributed to the equity portion of the Mexico Plan.
5.	The amounts reflected for Mr. Cummings include the following:
	(b)	Payments based on Company and individual performance from one or more incentive plans of the Company.
	(c)	Other annual compensation includes $75,000, $66,000 and $45,000 in dividend equivalents paid in each of 2004, 2003 and 2002, respectively, in connection with a performance-based promise to award 75,000 shares of restricted stock.
	(d)	Mr. Cummings does not hold any restricted stock.
	(f)	• For 2004, payment of the Long-Term Performance Incentive Program award for the 2002-2004 performance period. One half of this amount is payable in March 2005; the other half is payable in March 2007.
• For 2002, represents payment under an overseas long-term performance plan which operated on similar terms to the Long-Term Performance Incentive Program described on page 41. The performance targets for this plan were based on the results of the applicable operating segment. This plan is no longer in use and the last three-year performance period ended December 31, 2002.
	(g)	For 2004, includes $6,150 contributed by the Company to the Thrift Plan and $27,983 accrued under the thrift portion of the Supplemental Plan.

6.	Mr. Daft resigned as Chairman and Chief Executive Officer on May 31, 2004 and retired from the Company effective as of December 31, 2004. The amounts reflected for Mr. Daft include the following:
	(a)	Salary for period of January 1, 2004 to December 30, 2004.
	(b)	Payments based on Company and individual performance from one or more incentive plans of the Company.
	(c)	•	For 2004, other annual compensation includes $114,950 for personal use of Company aircraft. This figure represents the incremental direct operating cost to the Company for personal aircraft use. In prior years, SIFL rates were used to value personal aircraft use. In order to provide a comparison with prior years, the SIFL value for Mr. Daft for 2004 would have been $55,760 including a gross-up for taxes due.
		•	For 2003, other annual compensation includes $181,993 for personal use of Company aircraft based on the SIFL rates.
		•	For 2002, other annual compensation includes $152,738 for personal use of Company aircraft based on the SIFL rates.
While Chairman, Mr. Daft was required by the Company to use Company aircraft for all travel. The amounts include a gross-up for taxes due.
	(d)	Effective upon his retirement, all restrictions on 200,000 shares of restricted stock with a value on December 30, 2004 of $8,323,000 were released. Mr. Daft also forfeited 1,500,000 shares of restricted stock on that date.
	(f)	Payment of the Long-Term Performance Incentive Program award for the 2002-2004 performance period. According to the plan, the full award will be paid in March 2005 due to Mr. Daft's retirement.
	(g)	For 2004, includes $6,150 contributed by the Company to the Thrift Plan and $158,694 accrued under the thrift portion of the Supplemental Plan.
7.	Mr. Heyer separated from the Company effective as of December 31, 2004. The amounts reflected for Mr. Heyer include the following:
	(a)	Salary for period of January 1, 2004 to December 30, 2004.
	(b)	•	Payments based on Company and individual performance from one or more incentive plans of the Company.
		•	For 2002, the amount in the Bonus column includes $500,000 payable pursuant to his employment contract.
	(c)	•	For 2004, other annual compensation includes $76,711 for personal use of Company aircraft. This figure represents the incremental direct operating cost to the Company for personal aircraft use. In prior years, the SIFL rates were used to value personal aircraft use. In order to provide a comparison with prior years, the SIFL value for Mr. Heyer for 2004 would have been $44,496.
		•	For 2003, other annual compensation includes $57,588 for personal use of Company aircraft based on the SIFL rates.
	(d)	•	The value at year-end of Mr. Heyer's 125,000 performance-based restricted shares was $5,205,000. Release of the restrictions on these performance-based restricted shares is dependent upon Company performance for the 2001-2005 performance period. Dividends on all restricted shares, including performance-based restricted shares that have not vested, are paid at the same rate and at the same time as paid to all shareowners. Additionally all restrictions on 50,000 shares of restricted stock with a value on December 30, 2004 of $2,080,750 were released pursuant to the terms of his employment contract.

(f)	Payment of the Long-Term Performance Incentive Program award for the 2002-2004 performance period. This amount will be paid in March 2005 pursuant to the terms of his employment contract.
(g)	For 2004, includes $7,062,000 payable to Mr. Heyer upon his separation from the Company pursuant to his employment contract. Also includes $6,150 contributed by the Company to the Thrift Plan and $68,735 accrued under the thrift portion of the Supplemental Plan.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)[1]	% of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value*
E. Neville Isdell[2]	450,000	1.43%	$48.89	07/21/2014	$6,583,500
Gary P. Fayard	125,000.40%		41.27	12/15/2014	1,442,500
Mary E. Minnick	130,000.41%		41.27	12/15/2014	1,500,200
José Octavio Reyes	160,000.51%		41.27	12/15/2014	1,846,400
Alexander B. Cummings, Jr.	125,000.40%		41.27	12/15/2014	1,442,500
Douglas N. Daft	0	—	—	—	—
Steven J. Heyer[3]	430,000	1.36%	51.115	02/18/2014	7,073,500

        1 These awards were made pursuant to The Coca-Cola Company 2002 Stock Option Plan (the "2002 Stock Option Plan"). Options awarded vest one-fourth on the first, second, third and fourth anniversaries of the grant date. The 2004 grants have a term of 10 years from the date of grant.

        2 An option grant for Mr. Isdell was made at the February 2005 Compensation Committee meeting, following an appraisal of his 2004 performance by the Compensation Committee taking into account input from the Board. This award does not appear in the table because the award was not made in fiscal 2004. The Compensation Committee awarded Mr. Isdell 620,690 options with an exercise price of $43.08 with term provisions as noted above. The award to Mr. Isdell provides for specific vesting and exercise provisions in the event of his retirement.

        3 These options were forfeited effective as of December 31, 2004 upon Mr. Heyer's separation from the Company.

        * The grant date values are based on different Black-Scholes valuations per option utilizing the following assumptions:

		Grant made on 02/19/2004 to Mr. Heyer	Grant made on 07/22/2004 to Mr. Isdell	Grants made on 12/16/2004
	Black-Scholes Value	$16.45	$14.63	$11.54
(a)	Exercise price	$51.115	$48.89	$41.27
(b)	Time horizon	10 years	10 years	10 years
(c)	Volatility	22.64%	21.27%	20.63%
(d)	Risk-free interest rate (10 years)	4.59%	4.41%	4.41%
(e)	Dividend yield	1.77%	1.90%	2.08%

        Accounting rules require the Company to use a Black-Scholes calculation to determine the stock option expense for purposes of the Company's financial statements that is different than the values shown above. These rules require that the expected life of an option be used in the calculation, instead of its full term which the Company uses to determine value delivered (as shown above). The difference in valuation is primarily due to the assumed time horizon. Annually, at the time of our grant to employees, we obtain two independent market quotes to ensure the best market-based assumptions were used. Our Black-Scholes value was not materially different from the independent quotes.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY-End Options/SAR Values

Name	Shares Acquired on Exercise		Value Realized	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable		Value of Unexercised In-the-Money Options/SARs at FY-End ($) (Based on $41.64 Per Share) Exercisable/ Unexercisable
E. Neville Isdell	80,000	[1]	$1,137,907	165,0002/ 450,000		$0/ 0
Gary P. Fayard	4,000		59,999	570,750/ 371,500		180,450/ 46,250
Mary E. Minnick	11,000		194,825	367,070/ 324,000		96,240/ 48,100
José Octavio Reyes	12,450		234,247	330,157/ 295,406		102,255/ 59,200
Alexander B. Cummings, Jr.	0		N/A	231,897/ 282,906		0/ 46,250
Douglas N. Daft	40,000		711,843	2,007,000/ 0		300,750/ 0
Steven J. Heyer	0		N/A	1,285,000/ 0	[3]	0/ 0

        1 Mr. Isdell exercised these options prior to his reemployment.

        2 Represents exercisable options held by Mr. Isdell prior to his reemployment.

        3 Mr. Heyer forfeited 740,000 unvested options upon his separation from the Company.

Long-Term Performance Plans

        Long-term awards in the form of Performance Share Unit awards were made by the Compensation Committee under the 1989 Restricted Stock Award Plan and are for the three-year performance period beginning January 1, 2005 and ending December 31, 2007.

Long-Term Incentive Plans—Awards in Last Fiscal Year1

			Estimated Future Payouts Under Non-Stock Price-Based Plan[2]
	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout
Name			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
E. Neville Isdell[3]	0	—	—	—	—
Gary P. Fayard	42,246	3 years	27,882	42,246	63,369
Mary E. Minnick	45,999	3 years	30,359	45,999	68,999
José Octavio Reyes	35,000	3 years	23,100	35,000	52,500
Alexander B. Cummings, Jr.	38,623	3 years	25,491	38,623	57,935
Douglas N. Daft[4]	0	—	—	—	—
Steven J. Heyer[5]	109,234	3 years	54,617	109,234	163,851

        1 The Company has established a program to provide Performance Share Unit Awards under The Coca-Cola Company 1989 Restricted Stock Award Plan (the "Restricted Stock Award Plan") to executives (the "Program"). The Compensation Committee made awards for the 2005-2007 Performance Period in December 2004 to executives participating in the Program with the exception of Mr. Isdell whose award was made in February 2005. The Compensation Committee, which administers the plan, sets award targets for participating executives. The target is expressed as a number of share units and cannot be increased. The Committee also sets a matrix which describes the percentage, which ranges from 0 - 150% of the target award, to be granted after performance has been certified. The Performance Measure for the plan is compound annual growth in earnings per share. At the end of the three-year Performance Period, subject to the participant's continued employment and international tax considerations, the Compensation Committee will grant a restricted stock award under the Restricted Stock Award Plan, which will contain restrictions for an additional two years. The awards have specific rules related to the treatment of the award, either during or after the Performance Period, in such events as death, disability, retirement, transfer to a Related Company and Involuntary Separation (other than for cause).

        2 If actual Company performance falls below certain thresholds, no payouts are made. The applicable percentage of the target award is granted if performance targets are achieved.

        3 A Performance Share Unit Award was made to Mr. Isdell at the February 2005 Compensation Committee meeting, following an appraisal of his 2004 performance by the Compensation Committee taking into account input from the Board. No award appears in the table because the award was not made in fiscal 2004. The Compensation Committee awarded Mr. Isdell 139,740 Performance Share Units, with a threshold award of 92,228 and a maximum award of 209,610. The Performance Period and other terms for the award are generally the same as for the other named executive officers. The award contains specific provisions in the event of his retirement.

        4 Due to his announced retirement, Mr. Daft was not considered for participation for the 2005-2007 Performance Period.

        5 The Performance Share Unit Award shown for Mr. Heyer was made in February 2004 and was for the 2004-2006 Performance Period. The Award was forfeited upon Mr. Heyer's separation from the Company effective December 31, 2004. Due to his announced departure, Mr. Heyer was not considered for participation for the 2005-2007 Performance Period.

Pension Plan Tables

Domestic

        The table below sets forth the annual retirement benefits payable under the Employee Retirement Plan of The Coca-Cola Company (the "Retirement Plan"), the retirement portion of the Supplemental Plan and The Coca-Cola Company Key Executive Retirement Plan (the "Key Executive Plan") upon retirement at age 65 or later. These plans are described beginning on page 37. The calculations assume actual retirement on January 1, 2005. The benefits listed in the table do not take into account any reduction for Social Security or other offset amounts. However, when paid, some of these benefits may be subject to offset by benefits paid by other Company-sponsored retirement plans or statutory payments under plans to which the Company has contributed on the participant's behalf.

Assumed Average Annual Compensation for Five-Year Period Preceding Retirement
	Years of Credited Service with the Company
	15 Years	20 Years	25 Years	30 Years	35 Years
$ 500,000	$175,000	$200,000	$225,000	$250,000	$275,000
1,000,000	350,000	400,000	450,000	500,000	550,000
1,500,000	525,000	600,000	675,000	750,000	825,000
2,000,000	700,000	800,000	900,000	1,000,000	1,100,000
2,500,000	875,000	1,000,000	1,125,000	1,250,000	1,375,000
3,000,000	1,050,000	1,200,000	1,350,000	1,500,000	1,650,000
3,500,000	1,225,000	1,400,000	1,575,000	1,750,000	1,925,000
4,000,000	1,400,000	1,600,000	1,800,000	2,000,000	2,200,000
4,500,000	1,575,000	1,800,000	2,025,000	2,250,000	2,475,000
5,000,000	1,750,000	2,000,000	2,250,000	2,500,000	2,750,000
5,500,000	1,925,000	2,200,000	2,475,000	2,750,000	3,025,000

        Generally, compensation utilized for pension formula purposes includes salary and annual bonus reported in the Summary Compensation Table. Cash awards under the Long-Term Performance Incentive Plan are generally also included in the computation of pension benefits under the Retirement Plan, the Key Executive Plan and the Supplemental Plan. Company contributions received under the Thrift Plan and the thrift portion of the Supplemental Plan and amounts related to stock options, performance share units or restricted stock are not included in the calculation of compensation for purposes of the pension benefit.

        The years of credited service under the retirement plans described above as of December 31, 2004 are as follows: Mr. Isdell 29.9 years; Mr. Fayard 10.8 years; Ms. Minnick 21.6 years; Mr. Cummings 7.5 years; Mr. Daft 28.3 years; and Mr. Heyer 3.8 years. Pursuant to a contractual arrangement, Mr. Heyer is credited with an additional ten years of service for purposes of determining benefits under the retirement plans with such amounts to be paid outside of the retirement plans.*

International

        The table below sets forth the annual retirement benefits under The Coca-Cola Export Corporation Overseas Retirement Plan (the "Overseas Plan") upon retirement at age 65 or later. The calculations assume actual retirement on January 1, 2005. The benefits listed in the table do not take into account any reduction for any statutory plans or other offset amounts. However, these benefits are subject to offset by any benefits paid by other Company-sponsored retirement plans or statutory payments under plans to which the Company has contributed on the participant's behalf.

Assumed Average Annual Compensation for Five-Year Period Preceding Retirement	Years of Credited Service with the Company
	15 Years	20 Years	25 Years	30 Years	35 Years
$ 1,000,000	$240,000	$320,000	$400,000	$480,000	$560,000
1,500,000	360,000	480,000	600,000	720,000	840,000
2,000,000	480,000	640,000	800,000	960,000	1,120,000
2,500,000	600,000	800,000	1,000,000	1,200,000	1,400,000
3,000,000	720,000	960,000	1,200,000	1,440,000	1,680,000
3,500,000	840,000	1,120,000	1,400,000	1,680,000	1,960,000
4,000,000	960,000	1,280,000	1,600,000	1,920,000	2,240,000
4,500,000	1,080,000	1,440,000	1,800,000	2,160,000	2,520,000
5,000,000	1,200,000	1,600,000	2,000,000	2,400,000	2,800,000
5,500,000	1,320,000	1,760,000	2,200,000	2,640,000	3,080,000

        Compensation utilized for pension formula purposes under the Overseas Plan is similar to that used for the Retirement Plan, the Key Executive Plan and the Supplemental Plan.

        The years of credited service under the Overseas Plan as of December 31, 2004 are as follows: Mr. Isdell 20.4 years and Mr. Daft 15.0 years.*

Mexico

        The table below sets forth the lump sum retirement benefit under the pension equity portion of the Mexico Plan upon retirement at age 60 or later. The calculations assume actual retirement on January 1, 2005. The benefits listed in the table do not take into account any reduction for any statutory plans or other offset amounts and are paid in a lump sum.

	Years of Credited Service with the Company
Assumed Average Annual Compensation Salary (U.S. Dollars)
	15 Years	20 Years	25 Years	30 Years	35 Years
$ 600,000	$1,050,000	$1,250,000	$1,250,000	$1,250,000	$1,250,000
720,000	1,260,000	1,500,000	1,500,000	1,500,000	1,500,000
840,000	1,470,000	1,750,000	1,750,000	1,750,000	1,750,000
960,000	1,680,000	2,000,000	2,000,000	2,000,000	2,000,000
1,080,000	1,890,000	2,250,000	2,250,000	2,250,000	2,250,000
1,200,000	2,100,000	2,500,000	2,500,000	2,500,000	2,500,000

        Compensation utilized for pension formula purposes generally includes salary, annual incentive, savings fund and other payments made in accordance with Mexican laws and customary business practice.

        The years of credited service for Mr. Reyes under the Mexico Plan as of December 31, 2004 were 18 years.*

*
Where employees participate in multiple pension plans, the plans include provisions that prohibit duplication of benefits.

Summary of Plans

        The following section provides information on Company-sponsored plans noted in the Compensation Committee Report or in the tables.

Retirement Plans

        The Retirement Plan.    The Retirement Plan is a tax-qualified defined benefit plan and generally bases pension benefits on a percentage of (a) the employee's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last eleven years of vesting service) or (b) $205,000 for 2004 (the limit set by the Code), whichever is lower, multiplied by the employee's years of credited service. Age requirements and benefit reductions for early retirement are reduced for participants who terminate for any reason within two years after a change in control. The term "compensation" includes salary, overtime, commissions and cash incentive awards of the participants, but excludes any amounts related to stock options, performance share units or restricted stock.

        The Supplemental Plan.    The Supplemental Plan also provides a benefit to eligible persons whenever 100% of their pension benefits under the Retirement Plan are not permitted to be funded or paid through that plan because of limits imposed by the Code and/or because of deferrals under any deferred compensation plan. In 2004, the maximum annual benefit at age 65 under the Retirement Plan is $165,000. If a participant terminates employment before early retirement age (for any reason other than death), the participant forfeits the supplemental benefit, except any amounts attributable to deferred compensation under any deferred compensation plan. In that case, the supplemental benefit will generally vest according to the same provisions as the Retirement Plan. In addition, a participant will forfeit all rights to future pension benefits under the Supplemental Plan if the participant competes against the Company following termination of employment.

        If a participant is entitled to a pension benefit from the Retirement Plan because of termination of employment for any reason within two years after a change in control, then the change in control provisions in the Retirement Plan will apply to the calculation of the participant's pension benefit under the Supplemental Plan.

        Additionally, the Supplemental Plan makes up in share units any shortfall on the Company's matching contributions under the Thrift Plan caused by the limits in the Code and/or because of deferrals under any deferred compensation plan. Payouts from the thrift portion of the Supplemental Plan are made in cash upon termination of employment.

  •
  Mr. Isdell, Mr. Fayard, Ms. Minnick, Mr. Cummings, Mr. Daft and Mr. Heyer participated in the Retirement Plan and the Supplemental Plan in 2004.

  •
  Prior to his reemployment, Mr. Isdell was paid $10,775 in 2004 under the Retirement Plan. Further payments under the Retirement Plan are suspended during his employment with the Company.

        The Key Executive Plan.    This plan is being phased out and no current employees accrue benefits under this plan.

        The Key Executive Plan pays annually, upon retirement, 20% of the participant's average pay, including cash awards pursuant to the Long-Term Performance Incentive Program, for the five highest consecutive years of vesting service increased 1% for each year of credited service with the Company up to a maximum of 35 years (i.e., up to 55%). The plan excludes any amounts related to stock options, performance share units or restricted stock. The amount any participant will receive under the Key Executive Plan is offset by amounts payable under the Retirement Plan, the Supplemental Plan and the Overseas Plan. There is also a benefit to a participant's surviving spouse. A participant will forfeit all rights to future benefits under the Key Executive Plan if the participant competes against the Company following termination of employment. In the event of a change in control, all benefits accrued to a participant would immediately vest and, if a participant's employment terminates within two years after a change in control, his or her benefits would be paid in cash in a lump sum. The Company would pay the employee an additional amount equal to the liability, if any, under Section 4999 of the Code attributable to lump sum payments under the Key Executive Plan.

  •
  Of the individuals named in the Summary Compensation Table, only Mr. Daft receives a benefit from the Key Executive Plan.

  •
  Prior to his return to the Company on June 1, 2004, Mr. Isdell was receiving benefits under the Key Executive Plan. However, his benefits under the Key Executive Plan are suspended and he will not accrue further service or compensation credit under this plan due to his reemployment. Prior to the suspension of benefits, Mr. Isdell was paid $53,270 in 2004 under the Key Executive Plan.

        The Overseas Plan.    The Overseas Plan provides a retirement benefit to International Service Associates ("ISAs") of the Company who are not U.S. citizens, who cannot participate in the Retirement Plan during their international assignments and who do not participate in a local pension plan. Participants in the Overseas Plan become vested after five years of service and can choose to retire as early as age 55 with ten years of service. Benefits under the Overseas Plan are offset by any benefits paid by other Company-sponsored plans or statutory payments under plans to which the Company has contributed on the participants' behalf. Participants have the option of electing a lump sum payment under the Overseas Plan.

  •
  Mr. Isdell participated in the Overseas Plan while he was an ISA earlier in his career, and received a benefit from the Overseas Plan upon his retirement in 1998. Mr. Isdell will not accrue any additional years of benefit service under the Overseas Plan as a result of his reemployment. However, Mr. Isdell will receive an additional benefit upon his retirement as a result of his increased salary due to his reemployment.

  •
  Mr. Daft participated in the Overseas Plan while he was an ISA earlier in his career and a portion of his total retirement benefit was paid from the Overseas Plan upon his retirement.

        The Thrift Plan.    The Thrift Plan is a tax-qualified defined contribution plan. The Company contributes to each participant's account an amount equal to 100% of the participant's contributions but not more than (a) 3% of the participant's earnings or (b) the amount allowable under the limits imposed under Sections 401(a) and 415(c) of the Code, whichever is lower. The Company's matching contribution is invested in Common Stock.

  •
  Mr. Isdell, Mr. Fayard, Ms. Minnick, Mr. Cummings, Mr. Daft and Mr. Heyer participated in the Thrift Plan in 2004.

        The International Thrift Plan.    The International Thrift Plan operates similarly to the thrift portion of the Supplemental Plan. The participants are ISAs who are not U.S. citizens. The International Thrift Plan provides a contribution in hypothetical Company share units equivalent to

3% of the ISA's eligible compensation. The value of the accumulated share units, including dividend equivalents, is paid in cash to the individual at termination of employment.

  •
  Mr. Reyes and Mr. Daft participated in the International Thrift Plan during previous assignments.

        The Mexico Plan.    The Mexico Plan consists of a pension equity plan and a defined contribution plan. The plan operates under Mexico's Labor Department rules and regulations.

        The pension equity plan is a defined benefit plan that pays a lump sum amount at retirement, based on the employee's final average salary and points accumulated during employment. An employee earns from 8 to 15 points for each year of service based on age. A maximum of 250 points can be accumulated. The lump sum benefit is the employee's final monthly average salary multiplied by the total accumulated points, then divided by 10. Generally compensation for purposes of the final average salary includes salary, annual incentive, savings fund and other payments made in accordance with Mexican laws and customary business practice.

        The defined contribution plan is a savings plan in which employees can contribute up to 5% of their compensation on a pre-tax basis. The Company makes a matching contribution equal to 50% of the employee's contribution.

  •
  Mr. Reyes participates in the Mexico Plan.

        The DCP.    The Coca-Cola Company Deferred Compensation Plan (the "DCP") is a non-qualified and unfunded deferred compensation program offered to a select group of U.S. based management or highly compensated employees. Eligible participants may defer up to 80% of base salary and up to 100% of their incentive, with gains and losses credited based on a variety of deemed investment choices as elected by the participant. A participant's account may or may not appreciate depending on the performance of their deemed investment choices. None of the deemed investment choices provide interest at above-market rates. All deferrals are paid out in cash upon distribution.

  •
  Mr. Isdell, Mr. Fayard, Ms. Minnick, Mr. Daft and Mr. Heyer have elected to participate in the DCP.

Incentive Plans

  Annual Incentive Plans

        The Company maintains two annual incentive programs for employees. Executive officers may be selected for participation in either of these programs, but not both. Each program is described below.

  Executive Plans

        The first program consists of the Executive Performance Incentive Program ("EPIP") and the Executive Incentive Plan ("EIP") which work in conjunction to provide an annual award to those executives whose compensation may be subject to the provisions of Section 162(m) of the Code. The EPIP provides the part of the award that is defined by objective measures (and therefore meets tax deductibility rules). The EIP is used to allow the Compensation Committee to award achievement of subjective goals such as those related to diversity, quality and the environment.

  •
  Executive Performance Incentive Program.    The EPIP is a part of the Company's Executive and Long-Term Performance Incentive Plan. The Committee may approve some or all of the executive officers for participation in this program each year. Target annual incentives are established for each approved executive officer. Below a threshold level of performance, no awards may be granted. Payments from this program are intended to qualify as tax-deductible performance-based compensation under the terms of Section 162(m) of the Code. Under the terms of the program, the Committee may designate one or more performance factors from the list of performance factors set forth in the program.

  •
  Executive Incentive Plan.    Used only in conjunction with the EPIP, this plan allows executive officers covered under the EPIP to be rewarded for individual performance and for achievement of goals such as those related to diversity, quality and the environment, which are not currently part of the shareowner-approved EPIP. Payments from this plan are not intended to qualify as tax-deductible performance-based compensation under the terms of Section 162(m) of the Code.

  Performance Incentive Plan

        The second program is the Performance Incentive Plan.    Any executive officers not selected for the first program, all other officers and certain employees are eligible to participate in this plan. Generally, performance measures under this plan are similar to or the same as those under the EPIP.

  •
  Performance Incentive Plan.    Target annual incentives are established for certain key executives. Below a threshold level of performance, no awards may be granted. Executive officers who participate in the EPIP are not eligible for participation in the Performance Incentive Plan.

        Under all of these annual incentive plans, in the event of a change in control, participants earn the right to receive awards equal to the target percentage of their annual salaries as if their performance goals had been met, prorated to reflect the number of months a participant was employed in the plan year.

  Long-Term Incentive Plans

        Stock Option Plans.    Stock option plans provide equity compensation whose value is at-risk based upon the increase in Company stock price and the creation of shareowner value. Stock options comprise the long-term equity component of compensation for eligible employees below the senior executive level and a part of the long-term equity component for senior executives.

        The Company currently grants options from the 2002 Stock Option Plan. The 2002 Stock Option Plan generally provides that the option price must be not less than 100% of the fair market value of Common Stock on the date the option is granted. The fair market value of a share of Common Stock is the average of the high and low sales prices on the date of grant. The grants provide that stock options generally may not be exercised during the first twelve months after the date of grant. Generally, options vest 25% each year beginning on the first anniversary of the grant date.

        The 2002 Stock Option Plan allows shares of Common Stock to be used to satisfy any resulting Federal, state and local tax liabilities. Change of control, death, disability and retirement, with certain exceptions, cause the acceleration of vesting.

        Restricted Stock Award Plan.    The Restricted Stock Award Plan is designed to focus executives on the long-term performance of the Company. The Restricted Stock Award Plan allows the Compensation Committee flexibility related to grant terms and conditions.

        There are currently three types of awards which have been made under the Restricted Stock Award Plan and are outstanding:

  •
  Time-Based Restricted Stock.    Restrictions lapse on a certain date or on retirement;

  •
  Performance-Based Restricted Stock.    Restrictions lapse when certain performance targets are met; and

  •
  Performance Share Units.    Restricted stock is awarded only after performance targets based on pre-determined performance criteria are met. The performance period is generally three years and after determination of performance, the grants contain an additional restriction period. In certain circumstances, for participating executives overseas for international tax considerations, the restricted stock award will not occur at the end of the Performance Period but will be made after the additional restriction period. Dividends or, when applicable, hypothetical dividends are paid during the additional restriction period.

        The majority of outstanding grants are Performance Share Units tied to Company long-term performance measures, such as Earnings Per Share growth. The Compensation Committee generally uses time-based restricted stock sparingly for purposes of attraction and retention or other special awards.

        Upon a change in control of the Company, the restrictions on restricted shares lapse.

        Long-Term Performance Incentive Program.    As a result of the comprehensive review of the Company's executive compensation programs in 2003, the Compensation Committee determined to make no further grants from the Long-Term Performance Incentive Program (a part of the Company's Executive and Long-Term Performance Incentive Plan) and the program will no longer be used after the 2003-2005 performance period ends. Performance periods currently in progress will continue in accordance with the terms of the program.

        The Long-Term Performance Incentive Program provides cash awards for three-year performance periods. The program is not based on the price of Common Stock. Subject to continued employment of the participant, unless death, disability or retirement occurs, one-third of each award earned is paid at the close of each three-year performance period. Payment of the balance of each award, the "Contingent Award," is deferred and paid one-half after one year and the balance after two years. The Contingent Award is subject to forfeiture if the participant's employment with the Company terminates for any reason other than death, disability, retirement or a change in control of the Company. The participant is entitled to accrued interest on the Contingent Award during the two-year period, calculated at prevailing market interest rates. Prior to the 2003-2005 performance period, 50% of each award was paid at the end of the performance period and the balance was deferred for a two-year period. Upon a change in control of the Company, all awards or portions of awards earned up until such date become fully vested and payable, and additional payments will be made in an amount equal to the participant's liability for any taxes attributable to such payments.

Other Compensation Matters

        The Company has arrangements with each individual as described below:

          Steven J. Heyer.    The Company entered into an agreement with Mr. Heyer on March 2, 2001 for a five-year period beginning April 1, 2001. The arrangement includes an annual salary of $850,000, subject to increase, as well as cash incentive and participation in long-term incentive plans. Mr. Heyer's contract also calls for the grant of annual equity awards in the range of $9 to $12 million based upon Black-Scholes valuations, with the final award within the stated range to be subject to the discretion of the Compensation Committee. The agreement with Mr. Heyer includes an additional ten years of service credit to be calculated under the Retirement Plan and the Supplemental Plan. These payments are to be paid outside of such plans. The Company took specific actions not to renew Mr. Heyer's contract in June 2004, which triggered the agreement's

  "Good Reason" provisions. The contract has specific provisions for treatment of all compensation in the event of Mr. Heyer's termination.

          Pursuant to the "Good Reason" provisions of his contract, Mr. Heyer received an annual incentive award of $1,036,547, which was determined, prorated and paid according to the terms of the annual incentive program and a lump sum payment of $7,062,000, equivalent to three times base salary plus the average of the three preceding bonus payments. Additionally, the 805,000 option grant received by Mr. Heyer to compensate for options forfeited at his former employer became fully vested and the 50,000 share restricted stock award was released. Other stock option and restricted stock awards shall be paid according to their terms, and he will be entitled to elect Company-paid COBRA coverage. Upon reaching retirement age, he will be entitled to the pension credit.

          E. Neville Isdell.    Mr. Isdell's compensation arrangements include an annual base salary of $1,500,000, subject to increase, and participation in the Company's annual incentive program and long-term incentive plans. For 2004, Mr. Isdell's annual incentive opportunity was 200% of his base salary for that year. In recognition of his new role, on July 22, 2004, Mr. Isdell was granted a stock option award of 450,000 shares and a restricted stock award of 140,000 shares. The transfer restrictions on the restricted stock award lapse six months following retirement (with the consent of the Board), provided retirement occurs no earlier than June 1, 2008. In the event that the shares of restricted stock are forfeited for any reason other than termination for cause, Mr. Isdell will receive a special cash payment that will compensate him for the additional taxes that he will have paid on his non-Company related income during the period of time that he was a U.S. resident. Mr. Isdell participates in the Retirement Plan and the Supplemental Plan; upon his retirement, Mr. Isdell's benefits under the Retirement Plan, the Supplemental Plan and the Overseas Plan will be adjusted to reflect his reemployment. Since Mr. Isdell had the requisite service to be retirement eligible prior to his reemployment, he will be considered retirement eligible at whatever time he leaves the Company in the future. Payments to Mr. Isdell under the Retirement Plan and the Key Executive Plan were suspended as of his reemployment.

        The Company has made previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this proxy statement, in whole or in part. However, the Report of the Compensation Committee, the Report of the Audit Committee and the following Performance Graph shall not be incorporated by reference into any such filings.

Performance Graph

Comparison of Five-Year Cumulative Total Return Among
The Coca-Cola Company, the Food, Beverage and Tobacco Groups and the S&P 500 Index

Total Return
Stock Price Plus Reinvested Dividends

        * Based on information for a self-constructed peer group of the Food, Beverage and Tobacco Groups of companies as published in The Wall Street Journal, which includes the following companies, but from which the Company has been excluded:

        Adolph Coors Company, Altria Group, Inc., American Italian Pasta Company, Anheuser-Busch Companies, Inc., Archer-Daniels-Midland Company, Brown-Forman Corporation, Bunge Limited, Campbell Soup Company, Chiquita Brands International, Inc., Coca-Cola Enterprises Inc., ConAgra Foods, Inc., Constellation Brands, Inc., Corn Products International, Inc., Dean Foods Company, Del Monte Foods Company, Dreyer's Grand Ice Cream Holdings, Inc., Flowers Foods, Inc., General Mills, Inc., H.J. Heinz Company, Hershey Foods Corporation, Hormel Foods Corporation, Kellogg Company, Kraft Foods Inc., Lancaster Colony Corporation, Loews Corporation (Carolina Group tracking stock), Martek Biosciences Corporation, McCormick & Company, Incorporated, NBTY, Inc., PepsiAmericas, Inc., PepsiCo, Inc., Ralcorp Holdings, Inc., Reynolds American Inc., Sara Lee Corporation, Smithfield Foods, Inc., The Hain Celestial Group, Inc., The J.M. Smucker Company,

The Pepsi Bottling Group, Inc., Tootsie Roll Industries, Inc., Tyson Foods, Inc., Universal Corporation, UST Inc., Weight Watchers International, Inc. and Wm. Wrigley Jr. Company.

        The Wall Street Journal periodically changes the companies reported as a part of the Food, Beverage and Tobacco Groups of companies. At the time last year's proxy statement was printed, the Groups excluded Chiquita Brands International, Inc., Dreyer's Grand Ice Cream Holdings, Inc., Martek Biosciences Corporation, Reynolds American Inc. and Weight Watchers International, Inc. which are included in the Groups this year. International Multifoods Corporation, Interstate Bakeries Corporation, R.J. Reynolds Tobacco Holdings, Inc., Sensient Technologies Corporation and The Robert Mondavi Corporation, which were included in the Groups last year, are excluded from the Groups this year.

        The total return assumes that dividends were reinvested quarterly and is based on a $100 investment on December 31, 1999.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity Compensation Plans Approved by Security Holders	183,369,896	[1]	$49.41	116,283,180	[2]
Equity Compensation Plans Not Approved by Security Holders	0		N/A	—	[3]

Total	183,369,896			116,283,180	[3]

        1 Shares issuable pursuant to outstanding options under The Coca-Cola Company 1991 Stock Option Plan, The Coca-Cola Company 1999 Stock Option Plan and The Coca-Cola Company 2002 Stock Option Plan (collectively, the "Stock Option Plans").

        2 Represents shares of Common Stock which may be issued pursuant to future awards under the Stock Option Plans, the 1983 Restricted Stock Plan of The Coca-Cola Company and the 1989 Restricted Stock Plan of The Coca-Cola Company (including shares which may be issued pursuant to outstanding Performance Share Units).

        3 The number of shares issuable pursuant to the plans described below are not presently determinable.

        The Company facilitates employee share ownership through matching contributions pursuant to The Coca-Cola Export Corporation Employee Share Plan (the "Export Plan"), the Employees' Savings and Share Ownership Plan of Coca-Cola Ltd. (the "Canadian Plan"), the Employee Stockholding Program (the "Japanese Plan") and the Share Savings Plan (the "Danish Plan"). Pursuant to the Export Plan, the Company matches contributions made by participating employees to a maximum of £1,500 per year; however, shares cannot be withdrawn before a five-year holding period without adverse tax consequences. The participant is immediately vested in the matching contribution. Pursuant to the Canadian Plan, the Company matches 50% of the contributions made by participating employees to a maximum of 4% of such participant's salary per year. The participant is immediately vested in the matching contribution; however an employee cannot withdraw any matching contributions until termination of employment. Pursuant to the Japanese Plan, the Company matches contributions made by participating employees up to 3% of such employee's pay. The participant is immediately vested in the matching contribution. Employees may withdraw shares at termination of employment or at specified limited periods by withdrawing from the stockholding association. Pursuant to the Danish Plan, the Company matches contributions made by participating employees up to a maximum of 3% of such participant's salary per year. The participant is immediately vested in the matching contribution; however, the shares are held in trust and a participant is not entitled to withdraw the shares purchased for a period of five years without tax liability. Under each of the plans, the Company contributes the matching amounts in cash to the trustee of the plan who acquires the shares of Common Stock on the open market. There is no limit on the number of shares that may be purchased pursuant to the Export Plan, the Canadian Plan, the Japanese Plan or the Danish Plan. The shares, which are already issued, are acquired on the open market. These plans are exempt from the shareowner approval requirement of the Exchange.

        The Company also sponsors employee share purchase plans in numerous jurisdictions. The Company does not grant or issue any shares of Common Stock pursuant to such plans, but rather facilitates the acquisition of shares of Common Stock by employees in a cost efficient manner. These plans are not equity compensation plans.

        Shares that may be issued under the Thrift Plan or share units credited under the thrift portion of the Supplemental Plan, the International Thrift Plan, the Director Deferred Compensation Plan and the DCP are not included. The Thrift Plan, Supplemental Plan, the International Thrift Plan and the DCP are described on pages 37 to 39. The Director Deferred Compensation Plan is described on page 19. Share units accrued under the thrift portion of the Supplemental Plan, the International Thrift Plan and the Director Deferred Compensation Plan are paid in cash.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee of the Company is composed of the following four independent Directors: Cathleen P. Black, Chairman, Maria Elena Lagomasino, Robert L. Nardelli and Peter V. Ueberroth.

CERTAIN INVESTEE COMPANIES

        The Company and its subsidiaries together currently hold approximately 36% of the issued and outstanding shares of Coca-Cola Enterprises Inc. ("Enterprises") and approximately 40% of the issued and outstanding shares of Coca-Cola FEMSA, S.A. de C.V. ("Coca-Cola FEMSA"). We call Enterprises and Coca-Cola FEMSA the "Investee Companies" in the proxy statement.

Certain Transactions and Relationships with Enterprises

  SunTrust

        SunTrust, which during a portion of 2004 was a 5% owner of Common Stock, engaged in ordinary course of business banking transactions in 2004, and is expected to engage in similar transactions in 2005, with Enterprises and its subsidiaries, including the making of loans on customary terms. Fees for these transactions of approximately $1.9 million were paid in 2004. Also in 2004, Enterprises paid SunTrust approximately $323,000 for letter of credit fees, approximately $490,000 for investment management fees relating to Enterprises' benefit plans and approximately $68,000 in credit facility fees. A subsidiary of SunTrust also holds equipment leases for freight line tractors and blow mold equipment under which Enterprises paid approximately $2.3 million in 2004. SunTrust filed an amendment to its Schedule 13G on February 16, 2005 indicating that, as of December 31, 2004, it owned less than 5% of the Company's issued and outstanding Common Stock.

  Warren E. Buffett

        Warren E. Buffett, one of our Directors, is Chairman of the Board, Chief Executive Officer and a major shareowner of Berkshire Hathaway. McLane Company, Inc. ("McLane") is a wholly owned subsidiary of Berkshire Hathaway. In 2004, a subsidiary of McLane made payments totaling approximately $3.5 million to Enterprises to purchase products in the ordinary course of business. Berkshire Hathaway is a major shareowner of the Company. Berkshire Hathaway holds a significant equity interest in Moody's Corporation to which Enterprises paid approximately $308,000 in 2004 for providing long-term and short-term credit ratings services. In 2004, Enterprises paid XTRA Corporation, a wholly owned subsidiary of Berkshire Hathaway, approximately $696,000 for equipment leases of trailers used to store and transport finished product in the ordinary course of business.

Ownership of Securities in Investee Companies

        The following table sets forth information regarding ownership of the stock of the Investee Companies, if any, by each Director, each individual named in the Summary Compensation Table on page 28, and our Directors and executive officers as a group, all as of February 22, 2005, except as noted.

Name	Company	Aggregate Number of Shares Beneficially Owned		Percent of Outstanding Shares[6]
Herbert A. Allen	Coca-Cola FEMSA	500	[2]	*
Donald R. Keough	Enterprises	25,508		*
Donald F. McHenry	Enterprises	1,035		*
	Coca-Cola FEMSA	3,000		*
Steven J. Heyer	Enterprises	19,747	[3]	*
Gary P. Fayard	Enterprises	20,715	[4]	*
All Directors and Executive Officers as a Group (29 Persons)[1]	Enterprises	69,081	[5]	*
	Coca-Cola FEMSA	3,500		*

        * Less than 1% of issued and outstanding shares of common stock of the indicated entity.

        1 Includes holdings of Douglas N. Daft and Steven J. Heyer.

        2 Shares held by Allen & Company Incorporated.

        3 Information is as of December 31, 2004, the effective date of Mr. Heyer's separation from the Company. Includes 7,498 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        4 Includes 5,715 phantom units issued under the Coca-Cola Enterprises Inc. Deferred Compensation Plan for Non-Employee Director Compensation (the "Enterprises Plan") and 15,000 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        5 Includes 7,791 phantom units issued under the Enterprises Plan and 22,498 shares which may be acquired upon the exercise of options which are presently exercisable or which will become exercisable on or before April 29, 2005.

        6 Phantom units issued under the Enterprises Plan are not counted as outstanding in calculating these percentages.

REPORT OF THE AUDIT COMMITTEE

        For many years, the Company's Audit Committee has been composed entirely of non-management directors. The members of the Audit Committee meet the independence and experience requirements of the New York Stock Exchange and the SEC. In 2004, the Audit Committee held five regularly scheduled meetings and two special meetings. The Audit Committee has a charter outlining the practices it follows, which it annually reviews. In December 2004, the Board of Directors amended the charter; a copy of the charter is attached as Appendix I to this proxy statement. The charter complies with all current regulatory requirements. Additionally, the Committee has continued its long-standing practice of having independent legal counsel.

        During 2004, at each of its regularly scheduled meetings, the Audit Committee met with the senior members of the Company's financial management team, the director of internal audit, the general counsel or his designee, the ethics and compliance officer and our independent auditors. The Audit Committee's agenda is established by the Audit Committee's chairman and the director of internal audit. The Audit Committee had separate private sessions, at each of its regularly scheduled meetings, with the Company's general counsel or his designee, independent auditors, and the director of internal audit, at which candid discussions regarding financial management, legal, accounting, auditing, and internal control issues took place.

        The Audit Committee has been updated quarterly on management's process to assess the adequacy of the Company's system of internal control over financial reporting, the framework used to make the assessment, and management's conclusions on the effectiveness of the Company's internal control over financial reporting. The Audit Committee has also discussed with the independent auditor the Company's internal control assessment process, management's assessment with respect thereto and the independent auditor's evaluation of the Company's system of internal control over financial reporting.

        The Audit Committee reviewed with senior members of management, including the director of internal audit and the general counsel, and the independent auditors, the Company's policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of the Company's legal, regulatory and ethical compliance programs, including the Company's Code of Business Conduct, were also reviewed.

        The Audit Committee recommended to the Board of Directors the engagement of Ernst & Young LLP as the Company's independent auditors for the year ended December 31, 2004 and reviewed with senior members of the Company's financial management team, the independent auditors, and the director of internal audit, the overall audit scope and plans, the results of internal and external audit examinations, evaluations by management and the independent auditors of the Company's internal controls over financial reporting and the quality of the Company's financial reporting. Although the Audit Committee has the sole authority to appoint the independent auditors, the Audit Committee will continue its long-standing practice of recommending that the Board ask the shareowners, at their annual meeting, to ratify their appointment of the independent auditors.

        Management has reviewed the audited financial statements in the Annual Report on Form 10-K with the Audit Committee including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management's accounting judgments, members of the Audit Committee asked for management's representations and reviewed certifications prepared by the Chief Executive Officer and Chief Financial Officer that the unaudited quarterly and audited consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company, and have expressed to both management and the auditors their general preference for conservative policies when a range of accounting options is available.

        In its meetings with representatives of the independent auditors, the Audit Committee asks them to address, and discuss their responses to several questions that the Audit Committee believes are particularly relevant to its oversight. These questions include:

  •
  Are there any significant accounting judgments or estimates made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

  •
  Based on the auditors' experience, and their knowledge of the Company, do the Company's financial statements fairly present to investors, with clarity and completeness, the Company's financial position and performance for the reporting period in accordance with generally accepted accounting principles, and SEC disclosure requirements?

  •
  Based on the auditors' experience, and their knowledge of the Company, has the Company implemented internal controls and internal audit procedures that are appropriate for the Company?

        The Audit Committee believes that, by thus focusing its discussions with the independent auditors, it can promote a meaningful dialogue that provides a basis for its oversight judgments.

        The Audit Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Audit Committee under Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (communications with audit committees). The Audit Committee received and discussed with the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees), and considered with the auditors whether the provision of non-audit services provided by them to the Company during 2004 was compatible with the auditors' independence.

        In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company's quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role the Audit Committee relies on the work and assurances of the Company's management, which has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting and for preparing the financial statements, and other reports, and of the independent auditors, who are engaged to audit and report on the consolidated financial statements of the Company and subsidiaries, management's assessment of the effectiveness of the Company's internal control over financial reporting, and the effectiveness of the Company's internal control over financial reporting.

        In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the SEC.

                          Peter V. Ueberroth, Chairman
                          Ronald W. Allen
                          Cathleen P. Black
                          Warren E. Buffett
                          Robert L. Nardelli
                          J. Pedro Reinhard

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

(Item 2)

        The Audit Committee has appointed Ernst & Young LLP to serve as independent auditors for the fiscal year ending December 31, 2005, subject to ratification of the appointment by the shareowners. Ernst & Young LLP has served as the Company's independent auditors for many years and is considered by management to be well qualified.

Audit Fees and All Other Fees

  Audit Fees

        Fees for audit services totaled approximately $23.7 million in 2004 and $16.9 million in 2003, including fees associated with the annual audit and the audit of internal control over financial reporting in 2004, the reviews of the Company's quarterly reports on Form 10-Q, and statutory audits required internationally.

  Audit Related Fees

        Fees for audit related services totaled approximately $2.8 million in 2004 and $2.6 million in 2003. Audit related services principally include due diligence in connection with acquisitions, consultation on accounting and internal control matters, audits in connection with proposed or consummated acquisitions, information systems audits and other attest services.

  Tax Fees

        Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $8.0 million in 2004 and $8.6 million in 2003.

  All Other Fees

        Fees for all other services not described above totaled approximately $1.7 million in 2004 and $2.4 million in 2003, principally including services related to the Company's expatriate program, and advisory services in connection with the Company's process improvement initiatives.

        The Company has been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

        One or more representatives of Ernst & Young LLP will be present at this year's Annual Meeting of Shareowners. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

  Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

        The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors.

        Under the policy, pre-approval is generally provided for work associated with registration statements under the Securities Act of 1933 (for example, comfort letters or consents); statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audits; due diligence work for potential acquisitions or disposals; attest services not required by statute or regulation; adoption of new accounting pronouncements or auditing and disclosure requirements and accounting or regulatory consultations; internal control reviews and assistance with internal control reporting requirements; review of information systems security and controls; tax compliance, tax planning and related tax services, excluding any tax service prohibited by regulatory or other oversight authorities; expatriate and other individual tax services; and assistance and consultation on questions raised by regulatory agencies. For each proposed service, the independent auditors are required to provide detailed back-up documentation at the time of approval to permit the Audit Committee to make a determination whether the provision of such services would impair the independent auditors' independence.

        The Audit Committee has approved in advance certain permitted services whose scope is routine across business units. These services are (i) statutory or other financial audit work for non-U.S. subsidiaries that is not required for the 1934 Act audit and (ii) individual tax preparation and related administration under the International Service Associate programs, including the related local expatriate tax programs (not including any individual tax services for executive officers).

        Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock voting in person or by proxy at the Annual Meeting of Shareowners. If the shareowners should not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment.

The Board of Directors recommends a vote
FOR
the ratification of the appointment of Ernst & Young LLP as independent auditors.

PROPOSALS OF SHAREOWNERS

Items 3 through 5

        The following three proposals were submitted by shareowners. If the shareowner proponent, or a representative who is qualified under state law, is present and submits such proposal for a vote, then the proposal will be voted upon at the Annual Meeting of Shareowners. In accordance with Federal securities regulations, we include the shareowner proposals plus any supporting statement exactly as submitted by the proponents. To make sure readers can easily distinguish between material provided by the proponents and material provided by the Company, we have put a box around material provided by the proponents. If proposals are submitted by more than one shareowner, we will only list the primary filer's name, address and number of shares held. We will provide the information regarding co-filers to shareowners promptly if we receive an oral or written request for the information.

Shareowner Proposal Regarding an Independent Delegation of Inquiry to Colombia (Item 3)

        New York City Employees' Retirement System and the New York City Teachers' Retirement System, 1 Centre Street, New York, NY 10007-2341, owners of 5,340,332 shares of Common Stock, submitted, along with co-filers, the following proposal:

WHEREAS, Coca-Cola's Latin American affiliate, Coca-Cola/FEMSA, operates bottling plants in Colombia, and

WHEREAS, since 1995, union officials and unionized employees of Coca-Cola's Colombian affiliate have been subjected to numerous attacks and physical threats from paramilitary forces, and

WHEREAS, Sindicato Nacional de Trabajadores de Industrias Alimenticias (SINALTRAINAL), a union representing employees at Coca-Cola's Colombian plants, have made allegations of collusion between paramilitary forces and officials of Coca-Cola's Colombian bottling affiliate, and

WHEREAS, these allegations of collusion have led to negative publicity, lawsuits, public protests, and calls for consumer boycotts of Coca-Cola products, and

WHEREAS, the Washington Post (April 22, 2004) reported that Coca-Cola's General Counsel promised in October, 2003, that he would mount an independent investigation of the charges of collusion against managers and officials of Coca-Cola's bottling affiliate, and

WHEREAS, the Washington Post reported that the Company's then chief executive Douglas N. Daft, after giving early encouragement about mounting an independent investigation, changed his mind and turned down the General Counsel's idea, and

THEREFORE, BE IT RESOLVED, that the shareholders request that the Company sponsor the sending of an independent delegation of inquiry to Colombia to examine the charges of collusion in anti-union violence that have been made against officials of Coca-Cola's bottling plants in that country, and that that delegation includes representatives from U.S. and Colombian human rights organizations.

SUPPORTING STATEMENT

The Board of Trustees of the New York City Employees' Retirement System, the New York City Teachers' Retirement, the New York City Fire Department Fund, and the New York City Police Pension Fund believe that it is time for management to seriously review its policies in this area. Significant commercial advantages can accrue to our company by the rigorous implementation of human rights policies guaranteeing freedom of association based on the Universal Declaration of Human Rights. These include an enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and a reduced risk of adverse publicity, divestment and boycott campaigns, and lawsuits.

We therefore urge you to vote FOR this proposal.

Statement Against Shareowner Proposal Regarding an Independent Delegation of Inquiry to Colombia

        The Board is recommending a vote against this proposal because we believe that an alternate approach, now being implemented by our Company, is the best and most appropriate way for our business to address the concerns of the proponents.

        Our Company and our bottling partners do business in many challenging places—perhaps none more difficult than Colombia. A 40-year civil war has claimed thousands of lives and made violence a tragic part of daily life. Our business is not exempt from this brutality. Our workers and those of our bottlers have been threatened, kidnapped and some have even been murdered.

        In the midst of this complex situation, a small number of activists have accused The Coca-Cola Company of perpetrating or condoning this violence against our employees and our bottlers' employees. The allegations made against us in Colombia are not merely false; they are repugnant to all of us at The Coca-Cola Company.

        We agree with the proponents that our Company must clearly demonstrate that we and our bottling partners support human and labor rights and oppose all forms of violence. Our desire is for Coca-Cola to be seen as part of the solution to some of the business issues in Colombia today. We are convinced our current approach will allow for that outcome.

        We are undertaking a comprehensive, long term and integrated approach that includes the initiatives outlined below. To develop these initiatives, we incorporated input from a number of our stakeholders, including investors, labor unions and non-governmental organizations.

        The first initiative is an assessment process being piloted in different Company and bottler locations around the world, including Colombia. These assessments are being conducted by an independent third party and will evaluate current workplace practices including wages and hours, facility security, freedom of association, collective bargaining, and health and safety measures.

        The process is much broader than Colombia. Working with our key bottling partners, we will assess, and where necessary, enhance the model for providing industry-leading work environments for our respective employees.

        Findings from the assessments will be shared with the public.

        In another important initiative, our Company will undertake a review of its current policies related to human rights. This is an exercise that has been recommended by a number of stakeholders, including the proponents. We will work through this review process with a group of our investors who have experience in this area, with a goal towards ensuring that our policies and practices around human rights are robust.

        This proposal recommends an inquiry to examine charges of collusion in anti-union violence. While we believe that the initiatives outlined above constitute a more appropriate and comprehensive approach for our business, it is important for our shareowners to know that these charges have, in fact, been investigated. Two different independent inquiries in Colombia—a judicial inquiry by a Colombian Court, and an inquiry by the Colombian Attorney General's office—examined the specific issue of whether managers at a bottling plant were complicit in the murder of a trade unionist. They found no evidence to support the allegation. Further, based on internal investigations conducted by our Company and by our bottling partners, we are confident that allegations the bottlers engaged paramilitaries to intimidate trade unionists are false.

The Board of Directors recommends a vote
AGAINST
the proposal regarding an independent delegation of inquiry to Colombia.

Shareowner Proposal Regarding Restricted Stock (Item 4)

        Elton W. Shepard, 720 Buff Drive, N.E., Atlanta, Georgia 30342, owner of 26,542 shares of Common Stock, submitted the following proposal:

In June, 2004, The Wall Street Journal Attributed This Quote To Warren Buffett...
"there has been more misdirected compensation in corporate America in the last 5 years than in the previous 100."
From 1999-2003, Coca-Cola Paid Former CEO Daft $34,000,000 More Than Director Buffett.
CEO	Base	Bonus	Stock Value		Dividends	Total	Weekly Pay
			Free Restricted Stock
Daft	$6,229,000	$14,500,000	$9,000,000	*	$5,364,000	$35,093,000	$135,000
Buffett	$500,000	$0	$0		$0	$500,000	$2,000
Mr. Daft also received 1,775,000 stock options.
*Released in 2004.
While Mr. Daft Received $135,000 Weekly, PepsiCo Outperformed Coca-Cola by +40%.
	12-31-98	12-31-03	Return
	$100 Investment — Stock Price Appreciation Plus Dividends
Coca-Cola	$100	$82	-18%
PepsiCo	$100	$122	+22%
Coca-Cola peaked at $89 in 1998.
Restricted Stock is Free.
It includes dividends;
Voting rights;
Dilutes the ownership interest of common shareowners;
And, guarantees recipients a profit, even if our stock price decreases.
Coca-Cola's Restricted Stock Plan Permits Our Board To Prematurely Release Free Restricted Shares Without A Shareowners Vote.
I believe this is undemocratic.

Restrictions On Free Restricted Stock Lapse 1) On A Date At Least Five Years After The Award, And 2) Upon Retirement At Age 62. However, Our Board Has Repeatedly Released Free Restricted Shares To Departing Executives Who Did Not Meet These Two Requirements.
Former Executive	Value Of Free Restricted Shares Upon Release
Ivester	$98,000,000
Stahl	$19,100,000
Daft	$9,000,000
Frenette	$3,600,000
Dunn	$2,500,000
Heyer	$2,000,000
Ware	$1,600,000

Total	$135,800,000
36,000,000 Free Restricted Shares Have Been Granted Since 1983.
If these shares were still in our Treasury, they would have a market value of $1,440,000,000.
Coca-Cola Grants Another Form Of Free Restricted Stock Called Performance Share Units. But, . . .
PSU grants vest in just 3 years, not at age 62.
And, our Board can prematurely release PSU grants without a shareowner vote.
PSU Grants Are Tied To Earnings Per Share. But, Coca-Cola Reserves The Right To Adjust EPS For. . .
Significant structural changes;
Accounting changes;
And, other operating and non-operating charges and gains disclosed separately.
Former PepsiCo CEO Roger Enrico, Who For Years Donated His Base Salary To An Employee Scholarship Endowment, Said In A New York Times Interview. . .
"you are likely as CEO to have more money that you can spend."
In Congressional Testimony, Fed Chairman Greenspan Described Some Corporate Conduct As "Infectious Greed."
I believe "infectious greed" describes Coca-Cola's compensation program.
In A Speech Entitled "What Went Wrong With America", John Bogle, Founder Of The Vanguard Mutual Fund Group, Said. . .
"as Directors often turned over to managers the virtually unfettered power to place their own interests first, the concept of stewardship became conspicuously absent from corporate America."
Last Year My Proposal Received 476,000,000 Votes Or 28% Of The Total.
Thanks.

Resolved That Shareowners Urge Coca-Cola's Board That A Significant Percentage Of Future Awards Of Free Restricted Stock And Performance Share Units...

        Are performance based;

        Are tied to company specific performance metrics, performance targets and timeframes clearly communicated to shareowners;

        And, can not be prematurely released or substantially altered without shareowner approval.

Statement Against Shareowner Proposal Regarding Restricted Stock

        The Board respectfully submits that the provisions of this proposal are already met.

  1.
  A significant percentage of currently outstanding awards of restricted stock and performance share units are performance-based.

  2.
  Those awards are tied to specific performance metrics, targets and timeframes and are clearly communicated to shareowners. In fact, shareowners have approved the performance criteria that may be used for performance awards.

  3.
  The awards can only be altered as outlined in the plan shareowners have previously approved.

        The Board considers this proposal unnecessary because it proposes to further modify what shareowners have already approved. This proposal and a similar proposal were previously submitted by this shareowner. In neither case did shareowners elect to adopt the change being suggested.

        The Board's Compensation Committee is made up of independent directors and makes decisions about executive compensation. That Committee uses an independent advisor who counsels it on decisions related to executive compensation.

        The Committee recognizes that not every shareowner agrees with every decision related to executive pay. Over the past few years the Committee has also reviewed shareowner opinions on executive compensation that ranged from providing only cash-based compensation to providing only restricted stock. The role of the Committee is to set compensation strategy that links to shareowners' interests while balancing and synthesizing the varied feedback from shareowners. The Board believes our compensation philosophy serves shareowner interests.

        The Board understands and agrees that executive compensation is an important and appropriate focus for shareowners; it is also the focus of the Board's Compensation Committee. To that end, the Committee primarily uses plans and programs that have been approved by shareowners.

The Board of Directors recommends a vote
AGAINST
the proposal regarding restricted stock.

Shareowner Proposal Regarding Severance Agreements (Item 5)

        International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington, D.C. 20001, owner of 100 shares of Common Stock, submitted the following proposal:

RESOLVED:    That the shareholders of the Coca-Cola Company ("Coke" or the "Company") urge the Board of Directors to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive's base salary plus bonus. "Severance pay" means "payment by an employer to an employee beyond his or her base pay and bonus upon termination of his/her employment." "Future severance agreements" include employment agreements containing severance provisions; retirement agreements; and, agreements renewing, modifying or extending existing such agreements. "Benefits" include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

SUPPORTING STATEMENT:    As part of his severance agreement, Coke's former Chairman of the Board and CEO, Mr. Douglas Ivester, received a six-year consulting agreement worth $675,000, office space, furniture, supplies, a company car, home security service, and club dues. In total Mr. Ivester's retirement package was reportedly worth $119 million. Steven Heyer, Coke's former COO, received a severance package reportedly worth at least $24 million after only three years on the job. Jack Stahl, the Company's former president and COO, received a severance package reportedly worth over $25 million. Douglas Daft, former Chairman of the board and CEO, was paid over $36 million when he left the Company's Board in 2004.

Despite disappointing profits and a federal investigation into Coke's accounting practices, Coke's board continues to reward leaders that have failed to meet shareholders' performance expectations. Our Company's history of paying exorbitant pay packages to departing executives subverts the idea of pay for performance.

In light of gross corporate abuses at companies like Enron, Tyco, and WorldCom, shareholders are taking a closer look at executive compensation practices and seemingly limitless severance packages for senior executives. Requiring shareholder approval for severance agreements—whether entered into prior to or at the time of termination—will insulate the Board from manipulation and will avoid rewarding bad management or poor performance.

Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out more than twice the amount of an executive's last salary and bonus. Because it is not always practical to obtain prior shareholder approval, the Company would have the option, if it implemented this proposal, of seeking approval after the material terms of the agreement were agreed upon.

Several other companies, including Sprint, Norfolk-Southern, and Bank of America have adopted similar resolutions. In the spirit of improving financial transparency and accountability to shareholders, Coca-Cola should reform its excessive compensation practices and policies.

For these reasons, we urge shareholders to vote FOR this proposal.

Statement Against Shareowner Proposal Regarding Severance Agreements

        We do not believe this proposal is in the best interests of our shareowners because it would substitute an arbitrary numeric standard for the judgment of an independent Compensation Committee. It would also put the Company at a competitive disadvantage by substantially undermining the ability to attract and retain the talent required to deliver business results for shareowners. Finally, we believe the costs to shareowners of this proposal should be considered.

        This proposal would dictate an absolute numeric standard for all severance arrangements, without regard to the circumstances of the particular individual involved. These types of individual circumstances include, but are not limited to, the executive's term of employment, past accomplishments and reasons for separation from the Company. The proposal would not differentiate executives who have left the Company after long and distinguished tenures having added to shareowner value over the course of their careers from those who have parted ways with the company after a shorter tenure. Currently, our Compensation Committee does consider these factors.

        Also, flexibility to prepare an appropriate severance package would be substantially undermined by a requirement for shareowner approval. Although the proposal states that the shareowner approval can be obtained after the material terms of an arrangement are agreed upon, this solution is not practical. Separation from the company can be a trying experience for any employee—executive or non-executive. Prolonging the process to gain shareowner approval would be unproductive to an effective process, unfair to the individual and disruptive to the business. It is also unlikely that many executives would agree to such a provision of employment, leaving the Company at a disadvantage to its peers.

        Shareowners should also be aware that shareowner approval for these agreements would involve a significant cost. Seeking shareowner approval for one of these agreements outside of the regular annual meeting cycle, which would almost certainly be necessary, would cost the Company and its shareowners nearly $2.5 million.

        Finally, the Board believes it is important for shareowners to know that, except in rare circumstances, the Company has not entered into severance arrangements as a condition of employment. At the point of an executive's separation from our Company, the Compensation Committee determines whether the Company should enter into separation arrangements and separation payments generally are calculated pursuant to formulas contained in the Company's severance plan.

        The Board believes our Compensation Committee has the expertise and familiarity with the market necessary to make prudent decisions about compensation.

The Board of Directors recommends a vote
AGAINST
the proposal regarding severance agreements.

QUESTIONS AND ANSWERS ABOUT
COMMUNICATIONS, SHAREOWNER PROPOSALS AND COMPANY DOCUMENTS

1.    How do I submit a shareowner proposal?

        We must receive proposals of shareowners intended to be presented at the 2006 Annual Meeting of Shareowners on or before November 8, 2005, in order for the proposals to be eligible for inclusion in our proxy statement and proxy relating to that meeting. These proposals should be sent to the Office of the Secretary by fax to (404) 515-0358 or by mail to the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to shareowneraffairs@na.ko.com.

        According to our By-Laws, a proposal for action to be presented by any shareowner at the 2006 Annual Meeting of Shareowners shall be out of order and shall not be acted upon unless:

  •
  specifically described in our notice to all shareowners of the meeting and the matters to be acted upon thereat; or

  •
  the proposal shall have been submitted in writing to the Office of the Secretary at the above fax number or mailing address or e-mail address and received at our principal executive offices prior to December 20, 2005, and such proposal is, under law, an appropriate subject for shareowner action.

2.    How can I communicate with the Company's outside Directors?

        Mail can be addressed to Directors in care of the Office of the Secretary, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301. At the direction of the Board, all mail received will be opened and screened for security purposes. The mail will then be logged in. All mail, other than trivial or obscene items, will be forwarded. Trivial items will be delivered to the Directors at the next scheduled Board meeting. Mail addressed to a particular Director will be forwarded or delivered to that Director. Mail addressed to "Outside Directors" or "Non-Management Directors" will be forwarded or delivered to the Chairman of the Committee on Directors and Corporate Governance. Mail addressed to the "Board of Directors" will be forwarded or delivered to the Chairman of the Board.

3.    What is householding?

        As permitted by the 1934 Act, only one copy of this proxy statement is being delivered to shareowners residing at the same address, unless such shareowners have notified the Company of their desire to receive multiple copies of the proxy statement. This is known as householding.

        The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any shareowner residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Shareowner Affairs.

        Shareowners of record residing at the same address and currently receiving only one copy of the proxy statement may contact Shareowner Affairs to request multiple copies of the proxy statement in the future.

        Shareowners of record residing at the same address and currently receiving multiple copies of the proxy statement may contact Shareowner Affairs to request that only a single copy of the proxy statement be mailed in the future.

        Contact Shareowner Affairs by fax at (404) 515-0358 or by mail to Shareowner Affairs, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301 or by e-mail to shareowneraffairs@na.ko.com.

4.    Where can I see the Company's corporate documents and SEC filings?

        The Company's website contains the Company's Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, the Committee Charters, the Code of Business Conduct and the Company's SEC filings. To view the Certificate of Incorporation, By-Laws, Corporate Governance Guidelines, Committee Charters or Code of Business Conduct, go to www.coca-cola.com, click on "The Coca-Cola Company", then click on "Investors" and then click on "Corporate Governance". To view the Company's SEC filings and Forms 3, 4 and 5 filed by the Company's Directors and Executive Officers, go to www.coca-cola.com, click on "The Coca-Cola Company," then click on "Investors" and then click on "SEC Filings."

5.    How can I obtain copies of the Corporate Governance Guidelines, Committee Charters or the Code of Business Conduct?

        The Company will promptly deliver free of charge, upon request, a copy of the Corporate Governance Guidelines, the Committee Charters or the Code of Business Conduct to any shareowner requesting a copy. Requests should be directed to Shareowner Affairs, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301.

6.    How can I obtain copies of the Company's Annual Report on Form 10-K?

        The Company will promptly deliver free of charge, upon request, a copy of the Company's Annual Report on Form 10-K to any shareowner requesting a copy. Requests should be directed to the Company's Consumer and Industry Affairs Department, The Coca-Cola Company, P.O. Box 1734, Atlanta, Georgia 30301.

OTHER INFORMATION

        Management does not know of any items, other than those referred to in the accompanying Notice of Annual Meeting of Shareowners, which may properly come before the meeting or other matters incident to the conduct of the meeting.

        As to any other item or proposal that may properly come before the meeting, including voting on a proposal omitted from this proxy statement pursuant to the rules of the SEC, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.

        The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to shareowners by its authority.

CAROL CROFOOT HAYES Assistant Secretary

Atlanta, Georgia
March 8, 2005

        The 2004 Annual Report on Form 10-K includes our financial statements for the fiscal year ended December 31, 2004. We have mailed the 2004 Annual Report on Form 10-K to all shareowners. The 2004 Annual Report on Form 10-K does not form any part of the material for the solicitation of proxies.

APPENDIX I

AUDIT COMMITTEE CHARTER

Purpose

        The Committee will represent and assist the Board in fulfilling its oversight responsibility to the shareowners and others relating to the integrity of the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, the Company's compliance with legal and regulatory requirements, and its ethics programs as established by management and the Board, including the Company's Code of Business Conduct. The Committee shall also oversee the independent auditors' qualifications and independence. The Committee will evaluate the performance of the Company's internal audit function (responsibilities, budget and staffing) and the Company's independent auditors, including a review and evaluation of the engagement partner and coordinating partner. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors and management of the Company. The Committee is also responsible for producing an annual report for inclusion in the Company's proxy statement.

Committee Membership

        The Committee shall be appointed by the Board and shall comprise at least three directors. Each Committee member shall meet the requirements of the New York Stock Exchange listing standards, and federal laws and regulations, with respect to audit committees, as they may become applicable from time to time, as well as the requirements of the Company's Corporate Governance Guidelines. No member may serve on the audit committees of more than three public companies. Committee members may receive no compensation from the Company other than director's fees. All Committee members will be financially literate, and at least one member of the Committee will meet the definition of "audit committee financial expert" set forth in rules and regulations of the Securities and Exchange Commission. The Board will designate a Chairman for the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

Committee Authority and Responsibilities

        The primary responsibility of the Committee is to oversee the Company's financial controls and reporting processes on behalf of the Board and report the results of its activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

        The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The Committee may perform such other duties and responsibilities as are consistent with its purpose and as the Board or the Committee deems appropriate.

        1.    Independent Auditors.    The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Committee and the Board, as representatives of the Company's shareowners. The Committee shall have the sole authority and responsibility to hire, evaluate and, where appropriate, replace the independent auditors and, in its capacity as a committee of the Board, shall be directly responsible for the appointment, compensation and general oversight of the work of the independent auditors. The Committee shall discuss the auditors' qualifications and independence from management and the Company, including whether the auditors' performance of permissible non-audit services is compatible with their independence. This process will include, at least annually, the Committee's review of the independent auditors' internal control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (to assess the auditors' independence) all relationships between the independent auditors and the Company. Annually, the Committee will review the qualifications and performance of the Company's current independent auditors, and select the Company's independent auditors for the next year, subject to shareowner ratification.

        2.    Audit Services.    The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including their respective responsibilities and the adequacy of staffing and compensation. The Committee shall approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent auditors.

        3.    Permissible Non-audit Services.    The Committee shall establish policies and procedures for the engagement of the independent auditors to provide permissible non-audit services, which shall include pre-approval of any permissible non-audit services to be provided by the independent auditors. No non-audit services shall be provided by the independent auditors, except as approved in advance by the Committee.

        4.    Review of Interim Financial Statements and Earnings Releases.    The Committee shall meet and review the interim financial statements, and the Company's disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, with management and the independent auditors prior to the filing of each of the Company's Quarterly Reports on Form 1O-Q. The Committee will discuss the Company's policies and procedures with respect to earnings releases and review financial information included in releases and earnings guidance provided to analysts and rating agencies. The Committee will discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

        5.    Review of Annual Audited Financial Statements.    The Committee shall meet and review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareowners if distributed prior to the filing of the Form 10-K), including (a) their judgment about the quality, not just acceptability, of the Company's accounting principles, including significant financial reporting issues and judgments made in connection with the preparation of the financial statements; (b) the clarity of the disclosures in the financial statements; and (c) the Company's disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, including critical accounting policies.

        The Committee will also review with management and the independent auditors (a) major issues regarding accounting principles and financial statement presentations, including significant changes in the selection or application of accounting principles; (b) major issues regarding the adequacy of internal controls and steps taken in light of material deficiencies; and, (c) the effects of regulatory and accounting initiatives on the financial statements.

        The Committee will discuss the results of the annual audit and any difficulties the independent auditors encountered in the course of their audit work, including any restrictions on the scope of the auditors' activities or on access to requested information, and any significant disagreements with management. The Committee will also discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, and the annual report on internal controls by the Chief Executive Officer and Chief Financial Officer, as reviewed by the independent auditors.

        Based on these reviews, the Committee will make a recommendation to the Board as to whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

        6.    Risk Assessment and Risk Management.    The Committee will review and discuss with management, the internal auditors, and the independent auditors the Company's policies and procedures with respect to risk assessment and risk management.

        7.    Internal Controls, Disclosure Controls and Procedures.    The Committee will discuss with management, the internal auditors, and the independent auditors the Company's internal controls (with particular emphasis on the scope and performance of the internal audit function), and review and discuss with the internal auditors the results of the internal audit program. The Committee will review and discuss the Company's disclosure controls and procedures, and the quarterly assessments of such controls and procedures by the Chief Executive Officer and Chief Financial Officer.

        8.    Complaint Procedures.    The Committee shall establish procedures for handling complaints regarding accounting, internal accounting controls, and auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

        9.    Compliance Programs.    The Committee shall periodically review and discuss with management, the internal auditors, and the independent auditors the overall adequacy and effectiveness of the Company's legal, regulatory and ethical compliance programs, including the Company's Code of Business Conduct.

        10.    Report for Inclusion in Proxy Statement.    The Committee shall prepare the report that SEC rules require to be included in the Company's annual proxy statement.

        11.    Hiring of Auditor Personnel.    The Committee shall set hiring policies with regard to employees and former employees of the independent auditors.

        12.    Charter.    The Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

        13.    Annual Performance Evaluation.    The Committee shall annually review its own performance.

        14.    Investigative Authority.    In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company.

Outside Advisors

        The Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it deems appropriate to assist the Committee in the performance of its functions.

The Committee shall be provided with appropriate funding, as determined by the Committee, for payment of compensation to such outside counsel, accountants, experts and other advisors.

Meetings

        The Committee will meet as often as may be deemed necessary or appropriate in its judgment, at least quarterly each year, and at such times and places as the Committee shall determine. The majority of the members of the Committee shall constitute a quorum. The Committee will meet separately, at least quarterly, with the internal auditors, the independent auditors, the general counsel and other senior management to discuss any matters that they wish to bring to the Committee's attention or that the Committee wishes to bring to their attention.

        The Committee shall report to the Board with respect to its meetings, including any significant issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors, or the performance of the internal audit function.

Printed on Recycled Paper

(Bring this ticket with you if attending the meeting)
ADMISSION TICKET
Annual Meeting of Shareowners of The Coca-Cola Company
Tuesday, April 19, 2005
10:30 a.m., local time
Hotel du Pont
11th and Market Streets
Wilmington, Delaware 19801

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

        The Annual Meeting of Shareowners of The Coca-Cola Company (the "Company") will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on Tuesday, April 19, 2005, at 10:30 a.m., local time. The purposes of the meeting are:

  1.
  To elect fourteen Directors to serve until the 2006 Annual Meeting of Shareowners,
  2.
  To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 2005 fiscal year,
  3.
  To vote on three proposals submitted by shareowners if properly presented at the meeting, and
  4.
  To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

        The Board of Directors set February 22, 2005, as the record date for the meeting. This means that owners of Common Stock at the close of business on that date are entitled to:

  •
  receive this notice of the meeting, and
  •
  vote at the meeting and any adjournments or postponements of the meeting.

        We will make available a list of shareowners as of the close of business on February 22, 2005, for inspection by shareowners during normal business hours from April 8 through April 18, 2005, at the Company's principal place of business, One Coca-Cola Plaza, Atlanta, Georgia 30313. This list also will be available to shareowners at the meeting.

                            By Order of the Board of Directors
                            Carol Crofoot Hayes
                            Assistant Secretary

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This Proxy is Solicited on Behalf of the Board of Directors
of The Coca-Cola Company

        The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby (i) appoints Gary P. Fayard, Geoffrey J. Kelly and Cynthia P. McCague, each of them, proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of The Coca-Cola Company owned of record by the undersigned, and (ii) directs (a) Merrill Lynch Trust Company, FSB, Trustee under The Coca-Cola Company Thrift & Investment Plan, and/or (b) Banco Santander De Puerto Rico, Inc., Trustee under the Caribbean Refrescos, Inc. Thrift Plan, and/or (c) Putnam Fiduciary Trust Company, Trustee under the Coca-Cola Enterprises Inc. Matched Employee Savings and Investment Plan, Coca-Cola Enterprises Inc. Bargaining 401(k) Plan, The Lansing Matched Employee Savings and Investment Plan, The Coca-Cola Bottling Company of New York, Inc. Savings Plan for Southern New England, Central States Coca-Cola Bottling Company 401(k) Plan for St. Louis Bargaining Employees, to vote in person or by proxy all shares of Common Stock of The Coca-Cola Company allocated to any accounts of the undersigned under such Plans, and which the undersigned is entitled to vote, in each case, on all matters which may come before the 2005 Annual Meeting of Shareowners to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on April 19, 2005, at 10:30 a.m. local time, and any adjournments or postponements thereof, unless otherwise specified herein. The proxies, in their discretion, are further authorized to vote (x) for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter which the Board of Directors did not know would be presented at the 2005 Annual Meeting of Shareowners by a reasonable time before the proxy solicitation was made, and (z) on other matters which may properly come before the 2005 Annual Meeting of Shareowners and any adjournments or postponements thereof.

Election of Directors:
  Nominees for reelection (terms expiring in 2006)
    01. Herbert A. Allen    02. Ronald W. Allen    03. Cathleen P. Black    04. Warren E. Buffett    05. Barry Diller
    06. E. Neville Isdell    07. Donald R. Keough    08. Maria Elena Lagomasino    09. Donald F. McHenry
    10. Sam Nunn    11. J. Pedro Reinhard    12. James D. Robinson III    13. Peter V. Ueberroth    14. James B. Williams

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

SEE REVERSE SIDE

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8080
EDISON, NJ 08818-8080

To vote your shares electronically, use one of the methods below and follow the instructions provided once you access the system.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

Your vote is important. Please vote immediately.

	Vote-by-Internet			Vote-by-Telephone
OR
•	Log on to the Internet and go to the web site http://www.eproxyvote.com/ko		•	On a touch-tone telephone, call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week

Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit www.econsent.com/ko
/ FOLD AND DETACH HERE /

☒	Please mark your votes as in this example.	COC

This proxy when properly signed will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all of the Board of Directors' nominees, "FOR" proposal 2, and "AGAINST" proposals 3, 4 and 5.

The Board of Directors recommends a vote FOR:

		FOR	WITHHELD
1.	Election of Directors (see reverse)	☐	☐
☐ For, except vote withheld from the following nominee(s):

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Ernst & Young LLP as independent auditors	☐	☐	☐

The Board of Directors recommends a vote AGAINST:

		FOR	AGAINST	ABSTAIN
3.	Shareowner Proposal regarding an Independent Delegation of Inquiry to Colombia	☐	☐	☐
4.	Shareowner Proposal regarding Restricted Stock	☐	☐	☐
5.	Shareowner Proposal regarding Severance Agreements	☐	☐	☐

SPECIAL ACTION		Mark here if you plan to attend the Annual Meeting.		☐

SIGNATURE(S):	DATE:

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, Trustee or guardian, please give full title as such.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREOWNERS
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
ELECTION OF DIRECTORS (Item 1)
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COCA-COLA COMPANY ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
Summary of Plans
Performance Graph
Equity Compensation Plan Information
CERTAIN INVESTEE COMPANIES
REPORT OF THE AUDIT COMMITTEE
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS (Item 2)
PROPOSALS OF SHAREOWNERS Items 3 through 5
QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS, SHAREOWNER PROPOSALS AND COMPANY DOCUMENTS
OTHER INFORMATION
AUDIT COMMITTEE CHARTER